QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424(b)(5)
Registration No. 333-120077

          Prospectus Supplement to Prospectus dated March 1, 2005

CENTERLINE HOLDING COMPANY

Rights Offering for 11,216,628
11.0% Cumulative Convertible Preferred Shares, Series A-1

         We are granting to you, at no charge, a non-transferable subscription right for each common share or common share equivalent, as described in detail under the heading "The Rights Offering," you owned of record on February 4, 2008. You will be entitled to purchase one 11.0% cumulative convertible preferred share, series A-1, which we refer to as the convertible preferred shares, for $11.70 in cash for every six rights you are granted. If all rights are exercised, the estimated gross proceeds of the rights offering will be $131,234,548. You are not required to exercise your subscription privilege in full.

         The rights expire at 5:00 p.m., Eastern Time, on April 4, 2008, unless the exercise period is extended by us, in our sole discretion. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights. You should carefully consider whether to exercise your rights prior to the expiration of the rights offering. The manner in which rights may be exercised is described in detail under the heading "The Rights Offering—Exercising Your Rights." If you intend to exercise your rights, you should be careful to comply with these procedures. Additional information about the rights offering may be found under "Prospectus Supplement Summary—Questions and Answers about the Rights Offering" beginning on page S-13.

         On January 25, 2008, we sold 11,216,628 convertible preferred shares at $11.70 per share for aggregate gross proceeds of $131,234,548 in a private offering to Related Special Assets LLC, which we refer to as Related. Our chairman, Stephen M. Ross, and one of our trustees, Jeff T. Blau, are the principal owners of The Related Companies, L.P., and they, together with another affiliate of The Related Companies, L.P., control Related. In addition, The Related Companies, L.P., through its affiliates, is a significant shareholder of Centerline Holding Company. The terms of the private offering require that we conduct this rights offering and that the proceeds from this rights offering be used to redeem for $11.70 per share plus the amount of any accrued and unpaid distributions a number of convertible preferred shares originally purchased by Related in the private offering equal to the number of convertible preferred shares subscribed for in this rights offering, with Related retaining any convertible preferred shares that we do not redeem in connection with the rights offering.

         Our common shares are listed on the New York Stock Exchange, Inc., or NYSE, under the symbol "CHC." On the last trading day prior to the record date, the closing price for our common shares on the NYSE was $6.34 per share. We intend to apply for the listing of the convertible preferred shares on the NYSE under the symbol "CHCPrA." However, we cannot assure you that the convertible preferred shares will be approved for listing on the NYSE, particularly if enough persons do not subscribe for convertible preferred shares as are required to comply with the NYSE listing requirements.

         We are offering the convertible preferred shares underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as disclosed under the heading "Plan of Distribution," no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Trust Company, N.A. is acting as subscription agent and The Altman Group, Inc. is acting as information agent for the rights offering. Certain of our trustees, officers and other employees may solicit responses from you, however, those trustees, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation paid to them in such capacities.

         An investment in our convertible preferred shares and common shares involves a high degree of risk. Before you make your investment decision, we urge you to carefully read the "Risk Factors" section beginning on page S-22, where we describe risks associated with our convertible preferred shares, common shares and the rights offering.

Aggregate proceeds(1)	$131,234,548
Estimated expenses(2)	$1,700,000
Proceeds, after estimated expenses, to Centerline Holding Company	$129,534,548

(1)
We raised $131,234,548 in aggregate proceeds from the sale of the convertible preferred shares to Related. Since the proceeds raised from the rights offering will be used to redeem the convertible preferred shares sold to Related, no additional cash will be raised through the rights offering.

(2)
Includes the expenses of the private offering to Related.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2008.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any subsequent supplement to this prospectus supplement. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date of those documents.

TABLE OF CONTENTS
Prospectus Supplement

About this Prospectus Supplement	S-ii
Prospectus Supplement Summary	S-1
Risk Factors	S-22
Information Regarding Forward-Looking Statements	S-30
Use of Proceeds	S-32
Distribution Policy	S-33
The Rights Offering	S-34
Delivery of Subscription Materials and Payment	S-37
Certain Relationships and Related Transactions	S-42
Description of Our 11.0% Cumulative Convertible Preferred Shares, Series A-1	S-48
Description of Our Shares	S-61
Plan of Distribution	S-72
Material U.S. Federal Income Tax Consequences	S-73
Incorporation by Reference of Certain Documents	S-80
Legal Matters	S-80
Where You Can Find More Information	S-80
Financial Information	S-81

Prospectus

Forward Looking Information	1
Our Company	2
Risk Factors	3
Description of Our Shares	3
Description of Our Debt Securities	10
Trust Agreement and Bylaw Provisions and Certain Provisions of Delaware Law	22
Use of Proceeds	26
Plan of Distribution	27
Legal Matters	28
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	28
Experts	28
Where You Can Find More Information	29
Incorporation of Certain Documents by Reference	30

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement on Form S-3, which includes exhibits, that we filed with the Securities and Exchange Commission, or the SEC, covering convertible preferred shares and the common shares to be issued upon conversion of the convertible preferred shares. This prospectus supplement does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus supplement as to the contents of any other document, including exhibits to the registration statement, are not complete and are subject to change. With respect to any document referred to in this prospectus supplement, you should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC's website located at www.sec.gov, at the SEC office mentioned under the heading "Where You Can Find More Information" or can be obtained, without charge, upon written request to The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071, telephone (shareholders) (866) 745-0267, telephone (brokers) (201) 806-7319.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the rights offering and certain other matters relating to us. This first part also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which may not apply to this rights offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, the information in this prospectus supplement or any supplement to the prospectus supplement or document incorporated by reference after the date hereof shall control.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" below.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under "Incorporation by Reference of Certain Documents" and "Where You Can Find More Information."

        In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, "Centerline," the "company," "we," "our" and "us" refer to Centerline Holding Company, a Delaware statutory trust. In the discussion of our business in this prospectus supplement, "we," "our" and "us" also refer to our subsidiaries.

Our Company

        Centerline Capital Group Inc., a subsidiary of Centerline (NYSE: CHC), is an alternative asset manager focused on real estate funds and financing with $11.9 billion of assets under management as of December 31, 2007. With the recent completion of the securitization transaction and associated substantial reduction in our tax-exempt affordable housing bond portfolio discussed below and our prior acquisitions of asset management companies, which expanded our asset management product offerings, we expect that the predominant portion of our revenues and our revenue growth will be derived from recurring fees earned from asset management services. Through our subsidiaries and the funds they manage, we match users of capital with providers of capital, with a core focus on the real estate industry. We provide capital at every layer of a property's capital structure and investment products at varied levels of the risk spectrum. Inclusive of our predecessors, we have operated for over 35 years and have a track record of performing through varied economic and real estate cycles. We believe our historical success is rooted in our unique balance and combination of capital markets and real estate expertise as well as our ability to assess and manage real estate risk. Our team of professionals thinks creatively in order to achieve highly practical, customized solutions for real estate investors, developers and owners.

        Our core investment strategy is Buy-Watch-Fix: we invest prudently, monitor performance diligently and manage investments aggressively. We have four business groups: Affordable Housing, Commercial Real Estate, Credit Risk Products and Portfolio Management. Through our Affordable Housing and Commercial Real Estate Groups, we raise capital through a series of funds to deploy into a broad array of real estate debt and equity investments. Our Portfolio Management Group carefully monitors and services the investments within all of our funds and our loan servicing portfolio and in the event an asset does not perform as expected, our Portfolio Management Group works towards the best resolution. Our Credit Risk Product Group provides credit support to the affordable housing debt and equity products and, more recently, began investing in syndicated corporate loans.

        Our principal executive offices are located at 625 Madison Avenue, New York, New York, 10022, and our telephone number is (212) 317-5700.

Recent Developments

Fourth Quarter and Year-End Financial Results

        On February 28, 2008, we released our year-end financial results. For the year ended December 31, 2007, our cash available for distribution, or CAD, applicable to shareholders, our primary measure of financial performance, was approximately $94.9 million (exclusive of costs associated with the re-securitization of our mortgage revenue bond portfolio), a decrease of 14.5%, as compared with approximately $111.0 million for the year ended December 31, 2006. On a diluted per share basis, CAD applicable to shareholders (exclusive of costs associated with the re-securitization of our mortgage revenue bond portfolio), was $1.64 and $1.89 for the year ended December 31, 2006 and 2007, respectively, representing a decrease of 13.2%. See "Financial Information" for a reconciliation of generally accepted accounting principles, or GAAP, net income to CAD.

        For the year ended December 31, 2007, exclusive of the loss associated with the re-securitization of our mortgage revenue bond portfolio, we had a net loss allocable to shareholders of $6.5 million, representing a decrease of 117.9% from net income of $36.5 million for the year ended December 31, 2006. On a diluted per share basis, the net loss allocable to shareholders, exclusive of the loss associated with the re-securitization of our mortgage revenue bond portfolio, was $0.11, compared to net income of $0.62 for the year ended December 31, 2006, or a decrease of 117.7%.

        We had total revenues of approximately $572.9 million and $387.3 million for the years ended December 31, 2007 and 2006, respectively, representing an increase of 47.9%.

        We initially delayed the filing of our Annual Report on Form 10-K by filing a Form NT 10-K pursuant to Rule 12b-25 of the Exchange Act; it was subsequently timely filed on March 5, 2008. The full text of our earnings release may be found in our Current Report on Form 8-K filed on February 28, 2008.

Private Placement to Related

        On January 25, 2008, we issued and sold pursuant to a securities purchase agreement, 11,216,628 convertible preferred shares to Related in a private offering for an aggregate purchase price of $131,234,548, representing a per share purchase price of $11.70. The convertible preferred shares have a liquidation preference of $11.70 per share and are convertible into our common shares at an initial conversion price of $10.75 per share. The convertible preferred shares pay cash distributions, subject to adjustment, at a rate of 11% per annum, subject to, among other things, declaration by our board of trustees. To the extent distributions are not declared, they will accrue.

        Pursuant to the securities purchase agreement, we agreed to use our commercially reasonable efforts to consummate this rights offering. We also agreed to use the proceeds from the rights offering to redeem a number of convertible preferred shares originally purchased by Related in the private offering equal to the number of convertible preferred shares subscribed for in the rights offering, at a redemption price equal to the liquidation value thereof, plus accrued and unpaid distributions from the closing of the private placement to Related to, but excluding, the redemption date, with Related retaining any convertible preferred shares that we do not redeem.

        The securities purchase agreement provides that, if Related, together with its affiliates and successors in interest, retain at least 50% of the convertible preferred shares purchased in the private sale immediately following completion of the rights offering and the associated redemption of convertible preferred shares then held by Related and its affiliates and successors in interest, then from and after the date of completion of the rights offering for so long as Related, together with its affiliates and successors in interest, collectively owns at least 50% of such convertible shares, we will, subject to and in accordance with the provisions of our trust agreement, Delaware law and the rules of the NYSE, acting through our board of trustees, consistent with and subject to their duties under Delaware law and our trust agreement, take all actions necessary to cause the nomination by the board of trustees of one representative, designated by Related for election by the holders of our common shares and any other shares entitled to vote with our common shares in the election of trustees to the board; provided, that, such designee qualifies as "independent" in accordance with applicable listing standards of the NYSE and that in addition the board of trustees has affirmatively determined that such designee had no material relationship with us or our affiliates or any member of our senior management or their affiliates. In addition, the holders of a majority of the outstanding convertible preferred shares, together with holders of other securities having similar rights, also have the right collectively, upon certain defaults by us to appoint two trustees to our board of trustees for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our board of trustees will be reduced by two members.

Resecuritization Transaction

        On December 27, 2007, we completed the following series of transactions that were part of our evolution to an alternative asset management company and announced our intention to undertake the sale of convertible preferred shares to Related as discussed above under the heading "Private Placement to Related":

  The Freddie Mac Bond Exchange

        On December 27, 2007, we and certain of our affiliates completed the securitization of our $2.77 billion tax-exempt and $30 million taxable affordable housing bond portfolio, which we refer to as the bonds, with the Federal Home Loan Mortgage Corporation, or Freddie Mac, pursuant to Freddie Mac's Tax-Exempt Bond Securitization Program. We transferred the bonds to Freddie Mac in exchange for several series of class A and class B tax-exempt certificates, which we refer to as the mortgage certificates, issued by Freddie Mac, which mortgage certificates represent a beneficial interest in the bonds owned by Freddie Mac. We then (a) sold certain of the class A mortgage certificates to a placement agent, which in turn transferred such class A mortgage certificates to Freddie Mac; and (b) retained a high-yielding residual interest, the B-Piece, represented by the class B mortgage certificates. We also retained a portion of the class A certificates in one pool established by Freddie Mac which collateralizes the preferred shares issued by one of our subsidiaries. The aggregate consideration received by us for the bonds was (a) cash in the amount of $2.283 billion, of which $76 million has been deposited into an escrow established to support stabilization of some of the bonds which we sold; (b) class A mortgage certificates with a face amount of $377.5 million; and (c) class B mortgage certificates with a face amount of $140.0 million. In addition, we remain the primary and special servicer of the bond portfolio acquired by Freddie Mac.

        While the Freddie Mac securitization transaction achieved our goal of eliminating the interest rate risk associated with the previous financing of our tax-exempt and taxable affordable housing bond portfolio, we remain subject to credit risk and the diversion of cash flow to more senior interests in the Freddie Mac securitization. Of our $517.5 million interest in the Freddie Mac securitization, $140 million of that interest are subordinate interests, sometimes referred to as "first loss" positions, which are subordinated in right of payment to the senior interests in the securitization. Therefore, if there are losses, cash will be directed first to pay the senior interests before payments are made to us. See "Risk Factors—Our subordinate interests in our securitized bond investments represent the "first loss" positions, and other investors have the first right to cash flow from the bonds supporting the investments."

  The Credit Agreement

        On December 27, 2007, we and our subsidiary, Centerline Capital Group Inc., which we refer to as the borrowers, also entered into a revolving credit and term loan agreement, which we refer to as the credit agreement, with, among others, Bank of America, N.A., as agent.

        The credit agreement provides the borrowers with (i) a $140,000,000 term loan that is subject to an increase of up to $10,000,000, to $150,000,000 in the aggregate, upon an increase in lenders' commitments, which we refer to as the term loan to finance, in part, the Freddie Mac bond transaction and to discharge certain existing indebtedness; and (ii) a $225,000,000 revolving credit facility that is subject to an increase of up to $75,000,000, up to $300,000,000 in the aggregate, upon an increase in lenders' commitments and subject to a step-down to $275,000,000 on March 30, 2009 as set forth in the credit agreement, which we refer to as the credit facility, to discharge certain existing indebtedness, to provide for the borrowers' ongoing working capital requirements and for general corporate purposes. The term loan matures on December 26, 2008 and the credit facility matures on June 26, 2009, but is subject to a six month extension on conditions set forth in the credit agreement.

        All or a portion of the credit facility and the term loan bear interest per annum at the borrowers' election at either:

  •
  the base rate, defined as the prime rate set by Bank of America, N.A., plus a margin of .50% per annum; or

  •
  the LIBOR Rate, which is defined as the rate per annum comparable to that offered by the British Bankers Association LIBOR Rate for deposits in dollars as published by Reuters under conditions specified in the credit agreement, plus a margin of 3.00% per annum to and including March 30, 2009, and a margin of 2.75% from March 31, 2009 to the termination of the credit agreement.

        We can make an election any time we borrow under the credit agreement, but we currently intend to always elect LIBOR.

        As provided for in the credit agreement, each swingline loan, which are borrowings of up to $25,000,000 that the borrower may request under the credit facility, shall bear interest at the base rate.

        The borrowers may prepay the term loan and the credit facility plus accrued interest, in whole or in part and without premium or penalty, subject to certain restrictions. The term loan is also subject to mandatory prepayment under certain circumstances.

        The lenders' commitments with respect to the term loan expire and the borrowers' repayment obligations mature on December 26, 2008. The outstanding principal amount of the term loan is required to be (i) reduced by $15,000,000 on or before March 31, 2008 from the maximum term loan principal balance permitted under the credit agreement, (ii) reduced by an additional $15,000,000 on or before June 30, 2008, (iii) reduced by an additional $45,000,000 on or before August 31, 2008, and (iv) reduced by an additional $25,000,000 on or before October 31, 2008. The entire outstanding principal balance of the term loan, along with all interest thereon, will be due and payable on December 26, 2008.

        The lenders' commitments with respect to the credit facility expire and the borrowers' repayment obligations mature on June 26, 2009, subject to a six-month extension at the request of the borrowers in accordance with certain provisions. All outstanding credit facility loans become due and payable, along with applicable interest, on the maturity date of the credit facility, subject to borrowers' prepayment options. The lenders' commitments with respect to any swingline loans expire and the borrowers' repayment obligations mature on June 26, 2009.

        The credit agreement is secured by unconditional guarantees as well as the pledge of equity collateral consisting of the capital stock of certain of our affiliated entities.

        As a condition to entering into the credit agreement, the lenders required that we enter into a binding equity commitment from Related with respect to Related's purchase of the convertible preferred shares.

  Changes to Dividend Policy

        In order to put our dividend policy in line with the dividends paid by other publicly-traded alternative asset managers, effective in the first quarter of 2008, we expect our dividend on an annualized basis to be $0.60 per share ($0.15 on a quarterly basis), subject to approval by our board of trustees. We expect to deploy our retained cash flows to fund growth and reduce debt. We anticipate 30% to 35% of our income will be federally tax-exempt in 2008.

Warehouse Agreement Amendments

        Our subsidiaries, Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc., which we refer to as the companies, have entered into two amendments to their warehousing credit and security agreement, which we refer to as the warehouse agreement, by and among the companies, and Bank of America, N.A., which we refer to as BofA (the successor to Citicorp USA, Inc., which we refer to as CUSA), as the agent for the lenders.

        On December 20, 2007, the companies entered into a second amendment to warehouse agreement to (a) reduce the commitment of the lenders to make advances from $250,000,000 to $150,000,000 and (b) increase the interest rate on such advances from 50 basis points per annum over the LIBOR rate to 70 basis points per annum over the LIBOR rate.

        On December 27, 2007, the companies entered into a third amendment to the warehouse agreement to (i) reflect the assignment of all of CUSA's rights and obligations as agent and as a lender to BofA and (ii) require that the companies pay the lenders a fee, the unused fee, at the rate of 0.0625% per annum of the amount by which the aggregate principal amount of the advances is less than 50% of the commitment under the credit agreement for each day that the daily unused amount of the commitment equals or exceeds 50% of the commitment then in effect.

Litigation

        Putative Class and Derivative Actions.    We and our trustees have been named as defendants in twelve shareholder putative class and/or derivative actions arising out of our announcements that (i) we have taken steps to transition our business to more of a fund manager and in connection with such action intend to reduce the dividend payable on our common shares from that which has been paid in prior years and (ii) we committed to sell the convertible preferred shares to Related in the private offering. Six of these cases are putative class actions pending in federal court in New York that assert claims under the federal securities laws. The other six cases are primarily derivative actions, although some purport also to assert class claims, arising under state law. Each of the actions is summarized below.

  Federal Securities Cases

        On January 18, 2008, the first of the federal securities putative class actions was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York. Thereafter, five other essentially duplicative putative class actions were also filed in the same court. The complaint in each case asserts that we and other defendants allegedly violated federal securities law by failing to disclose in a timely fashion our recently announced transaction with Freddie Mac. Each complaint seeks an unspecified amount of compensatory damages and other relief. We expect that all six lawsuits will be consolidated into a single action. After March 18, 2008, the court will designate a lead plaintiff for these cases. We intend to defend vigorously the claims that have been asserted against us and our officers and trustees. The dates the federal lawsuits were instituted, the name of the court in which the proceedings are pending and the principal parties are set forth below:

  •
  on January 18, 2008, Goldstein v. Centerline Holding Company, et al., No. 08 CV 00505, was filed against us and against certain of our officers and trustees in the United States District Court for the Southern District of New York;

  •
  on January 31, 2008, Frank v. Centerline Holding Company, et al., No. 08 CV 01026, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York;

  •
  on February 4, 2008, Weinrib v. Centerline Holding Company, et al., No. 08 CV 01158, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York;

  •
  on February 11, 2008, Lyons v. Centerline Holding Company, et al., No. 08 CV 01458, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York;

  •
  on February 15, 2008, Dechter v. Centerline Holding Company, et al., No. 08 CV 01593, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York; and

  •
  on February 26, 2008, Quill v. Centerline Holding Company, et al., No. 08 CV 01902, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York.

  Derivative Lawsuits

        On January 15, 2008, the first of the state law cases, a putative class and derivative action, entitled Off v. Ross, CA No. 3468-VCP, was filed against us, our board of trustees and The Related Companies, L.P. in the Delaware Court of Chancery. The lawsuit concerns our sale of a new issue of convertible preferred stock to an affiliate of The Related Companies, L.P. The lawsuit alleges claims for breach of fiduciary duty against the trustees and seeks an unspecified amount of compensatory damages from them as well as injunctive relief against all defendants. Thereafter, five other derivative lawsuits asserting the same or similar claims were filed in state and federal courts in New York and in the Delaware Chancery Court. Two of these later-filed actions also allege that the trustees breached their fiduciary duties to us by allegedly violating the federal securities laws (as alleged in the federal securities lawsuits described above). We are named solely as a nominal defendant in all six derivative actions and no monetary relief is sought against us in any of those cases. In addition to Off, the dates the lawsuits based on state law were instituted, the name of the court in which the proceedings are pending and the principal parties are set forth below:

  •
  on January 18, 2008, Kramer v. Ross, et al., Index. No. 100861-08, was filed against us and our board of trustees, in New York County Supreme Court;

  •
  on January 25, 2008, Carfagno v. Schnitzer, et al., No. 08 CV 00912, was filed against us and our board of trustees in the United States District Court for the Southern District of New York;

  •
  on January 30, 2008, Ciszerk v. Ross, et al., CA No. 3511, was filed against us, our board of trustees and The Related Companies, L.P. in the Delaware Court of Chancery;

  •
  on February 22, 2008, Kanter v. Ross, et al., 08 Civ. 01827, was filed against us, our board of trustees and The Related Companies, L.P., in the United States District Court for the Southern District of New York.; and

  •
  on February 27, 2008, Broy v. Centerline Holding Company, et al., No. 08 CV 01971, was filed against us and certain of our officers and trustees in the United States District Court for the Southern District of New York.

        We have negotiated a settlement with the plaintiff in the Off case based on the rights offering, which we have previously announced, and which is subject to court approval. We believe that the settlement in Off will also resolve the similar claims that have been asserted in several of the other derivative lawsuits. If the court does not approve the settlement in Off, and/or to the extent that the Off settlement does not resolve all of the claims in the other derivative lawsuits, the defendants intend to defend themselves vigorously in all of the lawsuits. In addition, the outside members of our board of trustees have received a letter from a purported shareholder of the company demanding that they investigate potential claims against certain of our officers and others arising out of the allegations asserted in the federal securities litigation. Our board will consider the letter at its next regularly scheduled meeting.

        Other Litigation.    Claims have been asserted against our subsidiaries in two separate but interrelated lawsuits relating to two properties for which we have provided debt and equity financing, both associated with the same developers. The lawsuits allege, among other things:

  •
  breach of fiduciary duty;

  •
  breach of the implied covenant of good faith and fair dealing;

  •
  intentional misrepresentation, fraud and deceit;

  •
  negligent misrepresentation; and

  •
  tortious interference with contracts.

        One of the lawsuits, which was originally filed in Pierce County Superior Court, and thereafter transferred to King County Superior Court, in the State of Washington, is entitled Silverwood Alliance Apartments, LLC, et al. v. Affordable Housing Partnership Alliance LLC, et al., Case No. 06-2-40705-9SEA. Silverwood involves a counterclaim for unspecified damages. The other lawsuit, also was originally filed in Pierce County Superior Court in the State of Washington and thereafter was removed to the United States District Court for the Western District of Washington, is entitled Viewcrest Bremerton, LLC v. Related Capital Housing Partnership I, L.P.—Series 3, et al., Case No. C06-5459RSM. Viewcrest alleges damages of at least $10–15 million against our subsidiaries. Silverwood is currently scheduled for trial in June 2008. Viewcrest does not currently have a scheduled trial date. The parties have engaged in discovery and have entered into settlement discussions seeking a global resolution of all of these disputes. If such a settlement cannot be achieved, we intend to defend ourselves vigorously against the claims. We are unable at the present time to estimate what potential losses, if any, may arise in connection with this litigation.

Ratio of Earnings to Fixed Charges and Preferred Dividends

        The following table presents our historical ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated:

	Year ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Interest expense	$245,557	$145,779	$83,420	$52,327	$23,919
Amortized capitalized costs related to indebtedness	3,484	5,431	2,642	3,310	2,245
Preference security dividend requirements of consolidated subsidiaries	25,123	25,123	25,123	22,840	18,897

Total Fixed Charges	$274,164	$176,333	$111,185	$78,477	$45,061

Net (loss) income before minority interests	$(478,625)	$(337,497)	$(295,673)	$(143,462)	$64,498
Add: Total fixed charges	274,164	176,333	111,185	78,477	45,061
Less: Preference security dividend requirements of consolidated subsidiaries	(25,123)	(25,123)	(25,123)	(22,840)	(18,897)

Earnings	$(229,584)	$(186,287)	$(209,611)	$(87,825)	$90,662

Ratio of Earnings to Combined Fixed Charges and Preference Dividends	(0.8)	(1.1)	(1.9)	(1.1)	2.0

Shortfall	$(503,748)	$(362,620)	$(320,796)	$(166,302)

        For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries.

        Earnings were insufficient to cover fixed charges (both as defined in Regulation S-K) in periods shown above due to the inclusion of fixed charges of partnerships that we consolidate in our financial statements in accordance with accounting pronouncements such as FASB Interpretation No. 46(R). The fixed charges of those partnerships are not paid by us and the related debt is non-recourse to us. Likewise, the net losses incurred by those partnerships are allocated to their limited partners that own a majority (or all) of the equity of the partnerships.

        A reconciliation of the amounts as defined in Regulation S-K to the fixed charges actually paid by us and our earnings that are allocated to our equity holders results in a positive ratio for all periods and is as follows:

	Year ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Total fixed charges as defined	$274,164	$175,535	$110,785	$78,477	$44,979
Less: interest of consolidated partnerships on debt that is non-recourse to the Company	(100,321)	(47,926)	(26,322)	(21,395)	—

Total fixed charges as adjusted	$173,843	$127,609	$84,463	$57,082	$44,979

Earnings as defined	$(229,584)	$(187,085)	$(210,011)	$(87,825)	$90,580
Allocation of losses incurred by consolidated partnerships to the limited partners of those partnerships	398,893	401,377	349,531	219,950	—

Earnings as adjusted	$169,309	$214,292	$139,520	$132,125	$90,580

Ratio of Earnings to Combined Fixed Charges and Preference Dividends excluding consolidated partnerships	1.0	1.7	1.7	2.3	2.0

Shortfall	$(4,534)

The Convertible Preferred Shares

        The principal terms of the convertible preferred shares offered in this rights offering are summarized below. The convertible preferred shares offered in this rights offering are identical to the convertible preferred shares issued and sold to Related in the private offering and will vote together and be part of the same series for all other purposes, except that:

  •
  distributions on the convertible preferred shares offered in this rights offering will accrue from their date of issuance in the rights offering, whereas the distributions on the convertible preferred shares issued and sold to Related in the private offering accrued from January 25, 2008, the date of their issuance to Related,

  •
  the redemption provisions in connection with this rights offering will not apply to any outstanding convertible preferred shares once this rights offering is consummated, and

  •
  if we fail to consummate the rights offering or obtain any shareholder approval required by the NYSE rules to permit the issuance of the common shares issuable upon conversion of the convertible preferred shares by September 22, 2008, then the dividend rate will be increased to 15.0%, retroactive to the issue date, but only for so long as such common shares are not permitted to be issued pursuant to the rules of the NYSE.

        In addition, pursuant to the securities purchase agreement described in "Certain Relationships and Related Transactions" below, Related is entitled to nominate one trustee to our board of trustees so long as it retains a minimum number of convertible preferred shares, and has certain other rights under the securities purchase agreement. The securities purchase agreement also provides that in the event we do not consummate this rights offering or obtain the approval of any shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares, then upon the transfer of the convertible preferred shares by Related to an unaffiliated third party, we are required to use our commercially reasonable efforts to obtain the listing of the common shares issuable upon the conversion of the convertible preferred shares on the NYSE, to the extent permitted by the rules thereunder, or seek the approval of the shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares.

        See "Description of Our 11.0% Cumulative Convertible Preferred Shares, Series A-1" for a more detailed description.

Subscription Price/Initial Liquidation Preference	$11.70 per share.
Distributions
Distributions on the convertible preferred shares will be payable, subject to the discretion of our board of trustees, at the rate of 11% per annum, or $1.287 per share per year, based on the liquidation amount of $11.70 per share, subject to adjustment. Distributions on the convertible preferred shares shall be cumulative from the date of issuance and shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing April 30, 2008, and any accumulated and unpaid distribution will be added to the liquidation preference on each distribution payment date if not declared and paid in cash on such distribution payment date, such that such accumulated and unpaid distributions will effectively compound each quarter, or, in each case, if such distribution payment date is not a business day, the next succeeding business day in respect of the immediately preceding calendar quarter ending December 31, March 31, June 30 and September 30, respectively.

If we fail to pay the redemption price on any redemption date, then the distribution rate shall increase commencing on such redemption date on the convertible preferred shares by 4.00% until such date that the redemption price is paid or funds sufficient for the payment of such redemption price are irrevocably deposited in trust by us.
Rank
With respect to the rights upon liquidation, dissolution and winding-up, the convertible preferred shares will rank senior to our common shares, the convertible community reinvestment act preferred shares, series A convertible community reinvestment act preferred shares and other issued securities which acknowledge such ranking, on a parity with our 4.40% cumulative perpetual convertible community reinvestment act preferred shares, series A-1, which we refer to as the 4.40% cumulative preferred CRA shares, and all other securities which acknowledge such ranking and junior to all equity securities issued by us whose terms specifically provide that they rank senior to the convertible preferred shares and our existing and future liabilities. Additionally, the convertible preferred shares will be structurally subordinated to the liabilities and preferred equity of our subsidiaries, provided, however, that repayment of such obligations is limited to the assets of such subsidiaries.
Voting Rights
The convertible preferred shares are entitled to vote together with the holders of common shares as a single class (together with any other securities issued by us that are entitled to vote together with the common shares with respect to the matter to be voted upon) on all matters that holders of common shares are entitled to vote upon, with each convertible preferred share entitled to such number of votes equal to the number of whole common shares such convertible preferred share would be convertible into as of the record date for any such vote of common shares regardless of whether the convertible preferred shares are then so convertible.

The holders of the convertible preferred shares also have the right, together with holders of other securities having similar rights, upon certain defaults by us to appoint two trustees to our board of trustees for so long as such default is continuing.
Conversion
The convertible preferred shares may be converted into common shares at the convertible preferred shareholder's option in whole or in part at any time initially at a conversion rate per $11.70 liquidation preference equal to 1.0884, which is equivalent to an initial conversion price of $10.75 per common share (subject to adjustment under certain conditions).

The conversion price is subject to adjustment upon certain payments of distributions in common shares, issuances of certain rights or warrants, subdivisions, combinations, reclassifications or share splits and certain other distributions in capital stock, evidences of indebtedness or other assets or cash. See "Description of our 11.0% Cumulative Convertible Preferred Shares, Series A-1—Conversion Price Adjustments." In addition, if, and only to the extent a holder of convertible preferred shares elects to convert its convertible preferred shares in connection to a fundamental change, we will increase the conversion rate applicable to shares that are surrendered for conversion based on the share price of our common shares at the time of such fundamental change. There will be no such increase if the share price is greater than $25.00 or less than $10.27 per share (such per share amounts to be subject to adjustment in certain circumstances) or if the effective date of such fundamental change occurs after January 25, 2018.

Redemption
We will redeem all convertible preferred shares then outstanding at a per share amount equal to 100% of the liquidation preference plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference to, but excluding, the final redemption date, on January 25, 2018. The convertible preferred shares are redeemable in whole or from time to time in part, at our option, at any time on or after January 31, 2013, for cash at a price equal to 100% of the liquidation preference, plus any accumulated and unpaid distributions not included in the liquidation preference to the redemption date; provided, that (A) the closing sale price of the common shares multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference for 20 trading days during any 30 consecutive trading day period ending after January 31, 2013 and (B) we have paid all accumulated and unpaid distributions on the distribution payment date immediately preceding such redemption date.
Option to Repurchase Upon a Fundamental Change
If a fundamental change occurs at any time prior to the final redemption date, then each holder of convertible preferred shares shall have the right, at such holder's option, to require us to repurchase all of such holder's convertible preferred shares, or any portion thereof, for cash on a date designated by us, which we refer to as the fundamental change repurchase date, that is not less than twenty (20) nor more than thirty (30) days after the date notice is given in respect of such fundamental change at a repurchase price per share equal to 100% of the liquidation preference of the convertible preferred shares to be repurchased, plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference up to, but excluding, the fundamental change repurchase date.

Voting Power of the Related Group

        The following table sets forth information with respect to the voting power of Related, Stephen M. Ross, Jeff T. Blau, Related General II, L.P. or any of their affiliates, which we refer to as the Related Group, on a fully-diluted basis

  •
  immediately prior to the private offering of convertible preferred shares;

  •
  immediately after the private offering of convertible preferred shares; and

  •
  assuming 25%, 50%, 75%, and 100% of the convertible preferred shares being offered in this rights offering are purchased.

	Amount of Related Voting Share Equivalents Not Attributable to Convertible Preferred Shares	Amount of Related Voting Share Equivalents Attributable to Convertible Preferred Shares	Total Amount of Related Voting Share Equivalents	Voting Percentage
Before Private Offering	12,011,974	—	12,011,974	17.8%
After Private Offering	12,011,974	12,208,178	24,220,152	30.4%
Assuming 25% of Convertible Preferred Shares are Purchased	12,011,974	9,156,134	21,168,108	26.5	%*
Assuming 50% of Convertible Preferred Shares are Purchased	12,011,974	6,104,089	18,116,063	22.7	%*
Assuming 75% of Convertible Preferred Shares are Purchased	12,011,974	3,052,045	15,064,019	18.9	%*
Assuming 100% of Convertible Preferred Shares are Purchased	12,011,974	—	12,011,974	15.1	%*

*
reflects hypothetical percentages for illustrative purposes only. The actual percentage ownership the Related Group will have after the rights offering will depend on the number of shares purchased in the rights offering. Does not include those voting share equivalents that may be held by Related as a result of (i) other shareholders having insufficient rights to acquire a whole number of convertible preferred shares (i.e., no fractional convertible preferred shares will be issued) and (ii) the reduction in the number of outstanding eligible securities between the closing date of the private offering to Related and the record date.

        The information in the table above is based on:

  •
  total number of voting share equivalents that were outstanding before and after the private offering to Related as calculated in the table below assuming, in accordance with Securities and Exchange Commission rules regarding the determination of beneficial ownership, Related is deemed to have exercised its right to convert its 600,000 vested options into voting shares:

Voting Share Equivalents	Before Private Offering (as of January 25, 2008)	After Private Offering (as of February 4, 2008)
Common Shares issued and outstanding	50,598,425	50,630,108
Restricted Common Shares with voting rights	2,076,554	2,028,868
Special Preferred Voting Shares	14,297,585	14,297,585
Convertible Preferred Shares (voting share equivalents)	—	12,208,178
Vested Options Owned by Related (voting share equivalents)	600,000	600,000

Total Common Share Equivalents	67,572,564	79,764,739

  •
  the Related Group's ownership of 12,011,974 voting share equivalents, not including any voting share equivalents attributable to the convertible preferred shares.(1)

(1)
Includes 685 common shares for which Related General II, L.P. is the direct beneficial owner (TRCLP owns 100% of Related General II, L.P. and Mr. Ross owns 68% of TRCLP and M. Blau owns 18% of TRCLP); 877,645 common shares and options to purchase 600,000 common shares for which Mr. Ross is the direct beneficial owner (which options are deemed to have been exercised for purposes of this analysis); 260,000 common shares for which Mr. Blau is the direct beneficial owner; 10,194,400 special preferred voting shares for which Related General II, L.P. is the direct beneficial owner; and 40,000 special preferred voting shares for which Mr. Blau is the direct beneficial owner. The special preferred voting shares held by Related General II, L.P. and Mr. Blau are associated with an equal number of special common units. Upon conversion of the special common units into common shares, we are entitled to redeem the special preferred voting shares so the voting power remains the same after such conversion and are not counted twice in the table. Also includes 8,500 common shares for which Bruce A. Beal, who owns 10% of TRCLP, is the direct beneficial owner and 30,744 common shares for which Michael J. Brenner, who owns 1% of TRCLP, is the direct beneficial owner.

Questions and Answers About the Rights Offering

Why are we making this rights offering?

        We recently sold 11,216,628 shares of our convertible preferred shares at $11.70 per share for aggregate gross proceeds of $131,234,548 in a private offering to Related. See "Recent Developments—Private Placement to Related", above. During an investor conference call on December 28, 2007, after we announced our resecuritization of our bonds with Freddie Mac and intention to sell the convertible preferred shares to Related, some of our other shareholders expressed concern that the offering of the convertible preferred shares was limited to Related. Following that conference call, in response to the concerns which were raised, we began working on this rights offering and, to this end, our board of trustees established a rights offering committee composed of certain independent members of our board of trustees, which has reviewed and approved the terms of the rights offering. In light of this, the private offering was structured to require us to conduct the rights offering, that the proceeds from the convertible preferred shares subscribed for in this rights offering be used to redeem for $11.70 per share plus the amount of any accrued and unpaid distributions an equal amount of convertible preferred shares held by Related, and that Related relinquish through such redemption a number of convertible preferred shares equal to the number purchased by the other shareholders in the rights offering. Thus, this rights offering responds to concerns expressed by our shareholders to give them the same opportunity to invest in us at the same purchase price per convertible preferred share offered to Related. Related has waived any right to participate in the rights offering, but has effectively agreed to "backstop" the offering by retaining any convertible preferred shares that it has already purchased in the private offering and that are not redeemed in connection with the rights offering.

What is a rights offering?

        A rights offering is the granting of "subscription rights" or "rights" to security holders that entitle security holders to purchase one or more types of securities directly from the issuer.

Which security holders are entitled to subscription rights?

        As described in greater detail under the heading "The Rights Offering," we are granting, at no charge, one non-transferable subscription right for each common share or common share equivalent held on February 4, 2008, which is the "record date" for this rights offering, by all holders, other than the Related Group, of the following securities, which we refer to as our eligible securities:

  •
  common shares, including any restricted common shares,

  •
  vested options exercisable for common shares,

  •
  convertible community reinvestment act preferred shares,

  •
  series A convertible community reinvestment act preferred shares,

  •
  4.40% cumulative preferred CRA shares,

  •
  special preferred voting shares (which for this purpose includes, as a single class of securities with the special preferred voting shares, the special common units issued by Centerline Capital Company LLC, one of our affiliates), and

  •
  special common interests issued by Centerline Investors I LLC, another one of our affiliates.

        As of the record date, the total number of common shares and common share equivalents represented by the eligible securities is 67,234,947, not including those held by the Related Group. Therefore, we will issue a total of 67,234,947 rights in the rights offering.

        If all subscription rights are exercised, our shareholders, other than the Related Group, will purchase approximately 11,216,628 of our convertible preferred shares, less the amount of convertible preferred shares that Related may retain as a result of (i) other shareholders having insufficient rights to acquire a whole number of convertible preferred shares (i.e., no fractional convertible preferred shares will be issued) and (ii) the reduction in the number of outstanding eligible securities between the closing date of the private offering to Related and the record date. If no subscription rights are exercised, Related will retain 11,216,628 convertible preferred shares.

        The following table shows, as of the record date, the number of eligible securities outstanding and how we calculated the number of common shares and common share equivalents eligible to participate in the rights offering:

Name of Eligible Security	Number of Shares/Options Outstanding		Common Share Equivalents(1)	Common Share Equivalents Beneficially Owned by the Related Group	Common Share Equivalents Eligible to Participate in Rights Offering
Common Shares	50,630,108		50,630,108	1,177,574	49,452,534
Restricted Common Shares	2,028,868		2,028,868	—	2,028,868
Convertible Community Reinvestment Act Preferred Shares	998,336		933,567	—	933,567
Series A Convertible Community Reinvestment Act Preferred Shares	5,553,734	(2)	5,553,734	—	5,553,734
4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1	2,160,000	(3)	3,904,554	—	3,904,554
Special Preferred Voting Shares/Special Common Units(4)	14,297,585		14,297,585	10,234,400	4,063,185
Special Common Interests	267,755		267,755	—	267,755
Vested Options	1,630,750		1,630,750	600,000	1,030,750
				—
Totals			79,246,921	12,011,974	67,234,947

(1)
The common share equivalents of an eligible security are the number of whole common shares that are issuable upon the conversion, exercise or exchange of eligible securities as of the record date.

(2)
Only 5,283,172 are convertible into common shares. However, all series A convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of calculating common share equivalents. See "Description of Our Shares—Description of our Preferred Shares—Community Reinvestment Act Preferred Shares".

(3)
Only 1,060,000 are convertible into common shares. However, all series 4.40% cumulative perpetual convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of calculating common share equivalents. See "Description of Our Shares—Description of our Preferred Shares—4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1".

(4)
For purposes of calculating common share equivalents of an eligible security, the special preferred voting shares and special common units are treated as a single class of securities.

What are common share equivalents?

        The common share equivalents of an eligible security are the number of whole common shares that are issuable upon the conversion, exercise or exchange of eligible securities as of the record date.

How many convertible preferred shares may I purchase if I exercise my rights?

        For every six rights granted to you, you will be entitled to purchase one of our convertible preferred shares. For example, if you own 600 common shares you will be issued 600 rights, which will entitle you to purchase 100 convertible preferred shares.

What is the subscription price for the convertible preferred shares that I purchase with my rights?

        The subscription price to purchase one convertible preferred share is $11.70 per share for each six rights the holder owns. You may only purchase whole shares of convertible preferred shares. If you did not receive enough rights to purchase at least one whole convertible preferred share (i.e., at least six rights), you cannot participate in the rights offering. If you have fewer than six rights, they will expire at the expiration time (as defined below).

When do the rights expire?

        The rights expire on April 4, 2008 at 5:00 p.m., Eastern Time, which is the "expiration time" for this rights offering, unless we extend the expiration time in our sole discretion. Accordingly, if a shareholder desires to exercise his, her or its subscription rights, the subscription agent must actually receive all required documents and payments for that shareholder before that date and time. We may extend the expiration time for any reason at or prior to the expiration time. If you do not exercise your subscription rights before 5:00 p.m., Eastern Time, on April 4, 2008, your subscription rights will expire.

What is the record date?

        The record date is February 4, 2008. Only holders of our eligible securities as described in detail under the heading "The Rights Offering," at 5:00 p.m., Eastern Time, on the record date are receiving subscription rights.

Who is the subscription agent?

        Computershare Trust Company, N.A. is the subscription agent for the rights offering.

Who is the information agent?

        The Altman Group, Inc. is the information agent for the rights offering.

Are there any conditions to the consummation of the rights offering?

        No. There are no conditions to the consummation of the rights offering. However, we reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of convertible preferred shares pursuant to your exercise would be deemed unlawful, materially burdensome or would result in a violation of NYSE rules. In addition, we will not be required to accept subscriptions or issue shares until the expiration time.

Can Centerline terminate the rights offering?

        Yes. We may terminate the rights offering for any reason at or prior to the expiration time. However, under the terms of the private offering to Related, we have agreed to complete the rights offering unless we are otherwise prohibited from doing so.

If we terminate the rights offering, will your subscription payment be refunded to you?

        Yes. If we terminate the rights offering, all subscription payments will be returned as soon as practicable following the expiration time. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If we terminate the rights offering, no shares will be issued to shareholders that have exercised their rights prior to such termination.

How will we use the proceeds received from the rights offering?

        We raised $131,234,548 in aggregate proceeds from the sale of the convertible preferred shares to Related. The gross proceeds from the rights offering will depend on the number of rights that are exercised. Since the proceeds from the rights offering will be used to redeem for $11.70 per share plus the amount of any accrued and unpaid distributions a number of convertible preferred shares originally purchased by Related in the private offering equal to the number of the convertible preferred shares subscribed for in the rights offering, no additional cash will be raised through the rights offering. Our expenses of the private offering to Related and the rights offering are estimated to be $1.7 million in the aggregate. See "Use of Proceeds."

How many convertible preferred shares will be outstanding after the rights offering?

        As of the record date, we had 11,216,628 convertible preferred shares issued and outstanding and that number will not change as a result of the rights offering.

How will the rights offering affect Related's ownership of our convertible preferred shares and common shares?

        Prior to the private offering of convertible preferred shares, the Related Group owned 12,011,974 common shares and common share equivalents and controlled approximately 17.8% of our voting power. On the record date for the rights offering, the Related Group owned 24,220,152 common shares and common share equivalents and controlled approximately 30.4% of our voting power. We will use the proceeds from the sale of each convertible preferred share purchased in the rights offering to redeem one convertible preferred share held by Related for $11.70 per share plus the amount of any accrued and unpaid distributions from the date of original issuance to Related to, but excluding, the redemption date. This will reduce the number of convertible preferred shares owned by Related and the number of common shares it would be entitled to acquire upon conversion of such convertible preferred shares. If all of the rights holders fully subscribe for the convertible preferred shares in the rights offering, then Related will no longer own any convertible preferred shares, other than convertible preferred shares that Related may retain as a result of (i) other shareholders having insufficient rights to acquire a whole number of convertible preferred shares (i.e., no fractional convertible preferred shares will be issued) and (ii) the reduction in the number of outstanding eligible securities between the closing date of the private offering to Related and the record date. If no rights holders subscribe for convertible preferred shares in the rights offering, Related's beneficial ownership would not change.

How was the $11.70 subscription price determined?

        The per share price in this rights offering is the same as the per share price paid by Related for the 11,216,628 convertible preferred shares purchased by it in the private offering. The per share price was determined by taking the total amount to be invested by Related ($131,234,548) and dividing it by the number of shares issued (11,216,628). The number of shares issued was designed to achieve a reasonable per share price that also resulted in the issuance of a number of rights that was divisible by a whole number (i.e., 6). The number of shares was based on the outstanding number of eligible securities as of January 25, 2008, the date of the closing of the private offering with Related. Between that date and the record date, the outstanding number of eligible securities was reduced due to the payment of withholding taxes upon the exercise of outstanding eligible securities that were subsequently exercised.

How was the $10.75 conversion price determined?

        The conversion price was determined in relation to prevailing market prices for our common shares as a result of negotiations with Related that followed negotiations, which ultimately ended, with two other third party investors, each an affiliate of a large, well-known investment bank. The terms of investment proposed by the two other potential third party investors were significantly less attractive to us than the terms we were able to obtain from Related. Among other things, the investment bank affiliates proposed a conversion price that would float without a floor for a specified period after the announcement of our bond portfolio resecuritization and related transactions or that would float with a floor well below the prevailing market price of our common shares. They also proposed a substantially higher distribution rate that would also float after the announcement without a cap to a rate equal to a specified spread over the then post-announcement implied common share distribution rate. Our board of trustees was not able to determine the cost of capital under such proposed terms given the floating nature of the conversion price and distribution rate. In light of the unacceptable terms that the investment bank affiliates insisted upon, we focused our negotiations for the sale of the preferred shares with Related. Related offered to make the equity investment and ultimately agreed to a fixed conversion price at a premium to the pre-announcement closing price and a fixed distribution rate that reflected a lower spread to the pre-announcement implied common share distribution rate. In agreeing to the conversion price, our board of trustees (other than Stephen M. Ross and Jeff T. Blau) considered, among other things, the average 10-day trading market price of our common shares and other market price data at the time we entered into the equity commitment letter with Related on December 27, 2007, the level of interest and less attractive terms of investment proposed by two other potential third party investors solicited by us, the attractiveness of the terms proposed by Related, the general condition of the securities markets and our business plan.

How do you exercise your subscription rights?

        Each holder who wishes to exercise the subscription privilege under its rights should properly complete and sign its subscription rights certificate. The holder should deliver the subscription rights certificate, together with payment of the subscription price for each convertible preferred share subscribed for, to the subscription agent before the expiration time. We will not pay any interest on subscription payments. We recommend that any holder of rights who uses the United States mail to effect delivery use insured, registered mail with return receipt requested.

        Any shareholder who cannot deliver its subscription rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering—Guaranteed Delivery Procedures." We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "—Exercising Your Rights," and in the subscription rights certificates.

How may you pay your subscription price?

        Your cash payment of the subscription price for convertible preferred shares must be made by (i) certified check drawn upon a U.S. bank (ii) cashier's check drawn upon a U.S. bank or (iii) postal or express money order, in each case payable to "Centerline Holding Company".

        Your cash payment of the subscription price for rights will be deemed to have been received by the subscription agent only when the subscription agent receives your certified or cashier's check drawn upon a U.S. bank or postal or express money order.

        Investors holding eligible securities through a nominee, broker or dealer should make their payments according to the method selected by their nominee, broker or dealer.

To whom should you send forms and payments?

        You should send your subscription rights certificate and payments for convertible preferred shares subscribed for and any other required documentation to Computershare Trust Company, N.A., the subscription agent for the offering, as follows:

By United States Mail:	By Overnight Courier:
Centerline Holding Company	Centerline Holding Company
c/o Computershare Trust Company, N.A.	c/o Computershare Trust Company, N.A.
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184
Attn: Voluntary Corporate Actions	Attn: Voluntary Corporate Actions

What should you do if you want to participate in the rights offering but your eligible securities are held in the name of your broker or a custodian bank?

        We will ask brokers, dealers and nominees holding our eligible securities on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to exercise its rights will need to have its broker, dealer or nominee act on its own behalf. Each beneficial owner of eligible securities should complete and return to its broker, dealer nominee the document entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding eligible securities on behalf of other persons.

Will you receive subscription materials by mail if your address is outside the United States?

        No. We will not mail subscription rights certificates to any person with an address outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the subscription agent will hold subscription rights certificates for the account of all foreign holders. To exercise those rights, each such holder must notify the subscription agent on or before 11:00 a.m., Eastern Time, on March 28, 2008, five business days prior to the expiration date of the rights offering and establish to our satisfaction that it is permitted to exercise its rights under applicable law.

What commissions or fees apply if you exercise your subscription rights?

        We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your subscription rights. If you exercise rights through a record holder of your shares, that person may charge a fee for which you are responsible.

Are you required to exercise your subscription rights for this offering?

        No. You are not required to exercise any subscription rights, purchase any securities, or take any other action in response to this rights offering. However, if you do not exercise your subscription rights and do not purchase any convertible preferred shares, your relative ownership and voting interest in us, assuming the conversion of the convertible preferred shares, will be less than it was prior to the sale of the convertible preferred shares to Related in the private offering.

Are you required to exercise all the rights that you receive or may you exercise your rights in part?

        You do not have to exercise all of the rights that you receive in order to exercise any of them. However, if you exercise any rights, you must exercise enough rights to buy at least one whole convertible preferred share. We will not issue fractional convertible preferred shares. Therefore, you may only exercise an aggregate number of rights that is divisible by six.

What will happen to the rights not exercised by shareholders?

        All remaining unexercised rights at the end of the offering will expire, will no longer be exercisable, and the holders of any unexercised rights will not be entitled to any consideration. Related has agreed effectively to "backstop" the offering by retaining any convertible preferred shares that it has already purchased in the private offering and that are not redeemed in connection with the rights offering.

Will your relative ownership remain the same if you exercise all of your rights?

        If you exercise all of your rights, your relative percentage ownership will increase above your relative ownership percentage prior to the private offering to Related on a fully diluted basis because (i) the Related Group is not participating in this rights offering and (ii) other rights holders may not exercise rights issued to them.

What will happen to your relative percentage ownership if you do not exercise your rights?

        If you elect not to exercise your subscription rights, your relative percentage ownership interest in us will decrease approximately 13.3% from your relative percentage ownership invested in us prior to the private offering to Related on a fully diluted basis.

May you transfer, sell or give away your rights?

        Generally, rights may be exercised only by the person to whom they are granted and you may not transfer, sell or give them away. However, subscription rights may be transferred by operation of law. See "The Rights Offering—Non-transferability of the Subscription Rights."

After you exercise your subscription rights, can you revoke your purchase?

        No. All exercises of rights are irrevocable even if we extend the offering unless we otherwise agree in our sole discretion.

When will you receive your new shares?

        We will not be able to calculate the number of shares to be issued to each shareholder until after the third business day after the expiration time, which is the latest time by which subscription rights certificates may be received by the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures." As a result, we will issue the convertible preferred shares for which subscriptions have been properly received as soon as practicable following the latest time by which subscription rights certificates may be received under the guaranteed delivery procedures.

Is shareholder approval required prior to the issuance of convertible preferred shares upon exercise of the rights?

        No. Shareholder approval of the issuance of convertible preferred shares upon exercise of the rights is not required under our Trust Agreement, under our bylaws or by the NYSE.

Is shareholder approval required prior to the issuance of common shares upon conversion of the convertible preferred shares?

        No. Assuming we complete the rights offering, shareholder approval of the issuance of the common shares underlying the convertible preferred shares issued upon conversion of the convertible preferred shares offered hereby or issued to Related in the private offering is not required under our Trust Agreement, under our bylaws or by the NYSE.

        However, the securities purchase agreement we entered into with Related provides that in the event we do not consummate this rights offering or otherwise obtain the approval of any shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares, then upon the transfer of the convertible preferred shares by Related to an unaffiliated third party, we are required to use our commercially reasonable efforts to obtain the listing of the common shares issuable upon the conversion of the convertible preferred shares on the NYSE, to the extent permitted by the rules thereunder, or seek the approval of the shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares. In addition, if we fail to consummate the rights offering or to obtain any shareholder approval required by the NYSE rules to permit the issuance of the common shares issuable upon conversion of the convertible preferred shares by September 22, 2008, then the dividend rate will be increased to 15.0%, retroactive to the issue date, but only for so long as such common shares are not permitted to be issued pursuant to the rules of the NYSE.

Are there risks associated with exercising your subscription rights?

        Yes. The exercise of your subscription rights involves substantial risks and you should carefully consider the risks described under the heading "Risk Factors" in this prospectus supplement.

Has Centerline or its board of trustees made a recommendation regarding this offering?

        No. Neither we nor our board of trustees has made any recommendation whether shareholders should or should not exercise any rights and purchase any convertible preferred shares.

Have any shareholders indicated they will exercise their rights?

        No shareholders, including our officers and trustees who are also shareholders, have individually advised us that they intend to participate in the rights offering. However, as noted above, Related purchased 11,216,628 convertible preferred shares in the private offering and will continue to hold any convertible preferred shares that we do not redeem in connection with the rights offering.

May shareholders in all states participate?

        Although we intend to grant the rights to all holders of eligible securities, we reserve the right in some states, to require shareholders, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any securities acquired.

What are the material federal income tax consequences of the rights offering?

        The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor. This prospectus supplement contains a summary of material tax considerations under the heading "Material United States Federal Income Tax Considerations," but does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

What should I do if I have other questions?

        If you have other questions, or need additional copies of offering documents or otherwise need assistance, please contact our information agent by telephone as follows:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Telephone (shareholders): (866) 745-0267
Telephone (brokers): (201) 806-7319

RISK FACTORS

        An investment in our convertible preferred shares and common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2007, before deciding to invest in our convertible preferred shares or common shares. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our convertible preferred shares and common shares could decline and you could lose a part or all of your investment.

Risks Relating to Our Convertible Preferred Shares

The per share conversion price of the convertible preferred shares was determined through negotiations with Related that concluded in December 2007 and the conversion price is higher than the current trading value of the common shares that would be issued upon conversion.

        The per share subscription price of the convertible preferred shares issued in the rights offering is the same as the per share price paid by Related for the 11,216,628 convertible preferred shares purchased by it in a private offering and was based on the total amount to be invested by Related and dividing it by the number of shares issued to Related.

        The conversion price was determined in relation to prevailing market prices for our common shares as a result of negotiations with Related that followed negotiations, which ultimately ended, with two other third party investors, each an affiliate of a large, well-known investment bank. The terms of investment proposed by the two other potential third party investors were significantly less attractive to us than the terms we were able to obtain from Related. Among other things, the investment bank affiliates proposed a conversion price that would float without a floor for a specified period after the announcement of our bond portfolio resecuritization and related transactions or that would float with a floor well below the prevailing market price of our common shares. They also proposed a substantially higher distribution rate that would also float after the announcement without a cap to a rate equal to a specified spread over the then post-announcement implied common share distribution rate. Our board of trustees was not able to determine the cost of capital under such proposed terms given the floating nature of the conversion price and distribution rate. In light of the unacceptable terms that the investment bank affiliates insisted upon, we focused our negotiations for the sale of the preferred shares with Related. Related offered to make the equity investment and ultimately agreed to a fixed conversion price at a premium to the pre-announcement closing price and a fixed distribution rate that reflected a lower spread to the pre-announcement implied common share distribution rate. In agreeing to the conversion price, our board of trustees (other than Stephen M. Ross and Jeff T. Blau) considered, among other things, the average 10-day trading market price of our common shares and other market price data at the time we entered into the equity commitment letter with Related on December 27, 2007, the level of interest and less attractive terms of investment proposed by two other potential third party investors solicited by us, the attractiveness of the terms proposed by Related, the general condition of the securities markets and our business plan. The price of the convertible preferred shares does not necessarily bear any relationship to the trading price of our common shares or the value of our assets, operations, cash flow, earnings, financial condition or any other established criteria for value, and you may not be able to sell your convertible preferred shares at a price that is greater than or equal to the purchase price, or at all. In particular, because the conversion price of the convertible preferred shares was based, in part, on the market prices of our common shares at the time we entered into the equity commitment letter with Related on December 27, 2007, the conversion price of the convertible preferred shares is currently higher than the current trading price of our common shares that would be issued upon conversion. Based on the closing sale price of our common shares on March 4, 2008, the value of the common shares issuable upon conversion of each $11.70 convertible preferred share is $5.17, which would reflect a loss in value of $6.53 per share. In addition, the conversion of the convertible preferred shares into common shares may adversely affect the price of our common shares, and you may not be able to sell your common shares at a price that is equal to the conversion price. See "The Rights Offering—Determination of Subscription Price" and "Risks Related to Our Common Shares."

The convertible preferred shares may not be listed on the NYSE or any other exchange, and a viable market for the convertible preferred shares may not develop, which could result in your being unable to sell your shares.

        There is currently no trading market for our convertible preferred shares. Although we intend to apply to list the convertible preferred shares on the NYSE, subject to official notice of issuance, there can be no assurance that the NYSE will approve the convertible preferred shares for listing. Specifically, the NYSE rules require, among other things, that there be at least 100 beneficial holders of the convertible preferred shares. If enough holders do not exercise their subscription rights to subscribe for the convertible preferred shares in the rights offering, we will not be able to meet the NYSE listing requirements and the convertible preferred shares will not be listed on the NYSE. We cannot assure you that even if listed on the NYSE the convertible preferred shares will continue to meet ongoing listing requirements. We do not currently intend to apply for the listing or quotation of the convertible preferred shares on any other securities exchange or automated quotation system. Even if the convertible preferred shares are approved for listing on the NYSE, we cannot assure you that a market for the convertible preferred shares will develop, and you may not be able to sell your convertible preferred shares at a profit, or at all. If a market for the convertible preferred shares does develop, the convertible preferred shares may trade at a price that is below the price you paid for the convertible preferred shares and the common shares may trade at a price that is below the conversion price.

We are not required to pay distributions on the convertible preferred shares in cash, and current debt covenants limit our ability to pay distributions in cash.

        Debt covenants in our current debt financing arrangements limit our ability to pay cash distributions on any of our equity securities, including the convertible preferred shares, unless certain cash flow requirements are met including a requirement that for any previous 12 month period, distributions, as defined in current debt agreements, cannot exceed 50% of our consolidated EBITDA, as defined in the current debt agreements. In addition, distributions can be restricted in instances of an Event of Default or other specified events of default, as defined in the current debt agreements. Even if we are able to satisfy the requirements in our current debt financing arrangements, we may not have sufficient funds on hand to pay cash distributions and meet our other business objectives. We are not required by the terms of the convertible preferred shares to pay distributions on our convertible preferred shares if we fail to pay cash distributions. If we are unable to pay cash distributions under our debt financing arrangements, or if we elect not to make cash distribution payments, you will receive 11.0% distributions in the form of an increase in the liquidation value of the convertible preferred shares rather than cash. These accumulated distributions will be subject to the same risks as the convertible preferred shares that you purchase, including the risk that you may lose the value of your investment and the value of your distributions.

We may issue additional shares, under circumstances where there would be no anti-dilution protection.

        The current conversion price of the convertible preferred shares is $10.75 per common share and the rate at which the convertible preferred shares converts into common shares is determined by dividing the liquidation value of the convertible preferred shares of $11.70 by the conversion price. Therefore, each convertible preferred share currently converts into 1.0884 common shares. We are not prohibited from issuing additional common shares or common share equivalents. The terms of the convertible preferred shares only provide anti-dilution protection in certain situations where we make distributions to all of our security holders. If we issue additional common shares or convertible or exchange securities in circumstances in which you do not have anti-dilution protection, your ownership would be diluted and the price of our common shares could decline, which would lower the value of the common shares that you would receive upon conversion of the convertible preferred shares.

Risks Relating to the Rights Offering

The subscription rights are not transferable, and have no value prior to their exercise.

        You may not sell or otherwise transfer your subscription rights. Therefore, there is no market or other means for you to immediately realize any value associated with the subscription rights. You must participate in the offering in order to realize any value with respect to your rights.

You must act promptly and follow instructions carefully if you want to exercise your rights.

        Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase convertible preferred shares in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the subscription agent, Computershare Trust Company, N.A., prior to the expiration of the rights offering on April 4, 2008, unless we extend the expiration time in our sole discretion. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

You must make an advance deposit of the full amount of the purchase price for all the convertible preferred shares, and we will not pay interest on any funds remitted to us in exchange for the convertible preferred shares.

        We will hold any funds you remit to us in exchange for convertible preferred shares. If the rights offering is terminated by us, we will return the appropriate amount of your money to you. We will not pay interest on any funds returned to you.

We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

        We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If the rights offering is terminated, the subscription agent will return as soon as practicable all exercise payments, without interest.

Risks Relating to Our Common Shares

If you do not exercise your rights, your relative ownership and voting interest will be diluted from levels prior to the private offering to Related.

        If you choose not to exercise your rights in full, your relative ownership and voting interest in us may be decreased from levels prior to the private offering to Related. Shareholders who choose not to exercise their subscription rights will experience dilution of their voting interest in us and of their economic interest in us upon the conversion of the convertible preferred shares to common shares. For example, if you owned 1,000,000 common shares, or approximately 1.3% of the outstanding common shares prior to the private placement to Related, and you choose not to exercise your subscription rights, you would own 1.1% of the outstanding capital shares, on a diluted basis taking into account the conversion of each convertible preferred share into 1.0884 common shares. If we issue additional common shares, and you have not exercised your rights, your ownership will be diluted even further. See "Risks Related to Our Convertible Preferred Shares—We may issue additional shares, which would change the conversion price of the convertible preferred shares to an amount at which there is no anti-dilution protection." In addition, because each convertible preferred share entitles the holder to 1.0884 votes, if you do not exercise your rights in full, your voting power will be diluted substantially from levels prior to the private offering to Related. Shareholders who exercise their subscription rights will have increased voting power and may vote for actions that do not align with your interests.

        As of February 4, 2008, we had 50,630,108 common shares outstanding. We also had outstanding on that date vested options to purchase 1,630,750 common shares as well as 2,028,868 restricted common shares and other securities convertible or exchangeable into 24,957,195 common shares, which includes special common units and special common interests, (not including the 12,208,177 common shares issuable upon exchange of the convertible preferred shares). Our authorized securities includes 160,000,000 shares of beneficial interest (common, preferred or otherwise), which our board of trustees has the authority to issue without further shareholder action subject to the rights of the convertible preferred shares. On January 25, 2008, we issued 11,216,628 convertible preferred shares to Related in a private offering.

The convertible preferred shares have preferential rights senior to those of the common shares with respect to dividends and distributions upon liquidation. We may issue additional convertible preferred shares, or another series of shares with similar preferences senior to the common shares.

        Our board of trustees has the authority to issue, without shareholder approval, preferred shares with rights and preferences senior to the rights and preferences of the common shares. As a result our board of trustees could issue additional convertible preferred shares, or preferred shares with the right to receive distributions and the assets of the company upon liquidation prior to the holders of the common shares. The convertible preferred shares subject to this rights offering have such rights, and the holders of the convertible preferred shares have the right to receive our assets in a liquidation prior to the holders of our common shares. If you do not exercise your subscription rights, you will not have any of these preferential rights, and you may not be entitled to receive distributions or any of our assets in the event of liquidation.

The value of our shares could be hurt by substantial price fluctuations.

        The value of our capital shares, including our convertible preferred shares and our common shares, could be subject to sudden and material increases and decreases. The value of our convertible preferred shares and common shares could fluctuate in response to:

  •
  our quarterly operating results;

  •
  changes in our business;

  •
  uncertainties associated with the implementation of our plans to expand our asset management business;

  •
  changes in the market's perception of our business;

  •
  changes in the real estate and capital markets;

  •
  changes in general market or economic conditions;

  •
  changes in the businesses or market perceptions of our competitors and;

  •
  sudden sales of large amounts of any class of our securities.

        In addition, the stock market has experienced extreme price and volume fluctuations in recent months and years that have significantly affected the value of securities of many companies. The changes often appear to occur without regard to specific operating performance. The value of our common shares could increase or decrease based on change of this type. These fluctuations could materially reduce the value of our shares. Fluctuations in the value of our shares will also affect the value of our outstanding common shares, which may adversely affect shareholders' equity, net income or both.

Sales of large amounts of our convertible preferred shares or common shares or the perception that sales could occur may depress our share price.

        Immediately following the rights offering and accounting for the retention by Related of all of the shares of convertible preferred shares that we do not redeem in connection with the rights offering, there will be 11,216,628 convertible preferred shares outstanding, which will be convertible into 12,208,177 common shares outstanding. We have granted to Related rights to cause us, at our expense, to file one or more registration statements under the Securities Act of 1933, as amended, or the Securities Act, covering resales of convertible preferred shares or common shares underlying the convertible preferred shares held by Related. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. We have agreed to use our commercially reasonable efforts to file a shelf registration statement to effect a registration of all convertible preferred shares not redeemed by us and retained by Related and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. The registration of such shares could be disruptive to the trading price of our common shares and our ability to raise additional equity capital or could cause the trading price of our convertible preferred shares or common shares to decline.

We are the subject of litigation, including securities class actions and other shareholder lawsuits.

        The company and certain of its officers and trustees are defendants in securities class actions and other shareholder lawsuits arising out of the Freddie Mac bond transaction and the sale of the convertible preferred shares to Related. While we intend to vigorously defend ourselves in these actions, we cannot predict the outcome of such lawsuits. We may also in the future be subject to additional class action suits, other litigation or regulatory proceedings. Any expenses incurred in connection with existing or additional potential litigation or proceedings or any adverse resolution of current and potential litigation or proceedings could have a material adverse effect on our business, results of operations, cash flows and financial condition. Further, any litigation proceeding or action may be time consuming, and it may distract our management from the conduct of our business.

An inability to raise capital or access financing on favorable terms, or at all, could adversely affect our growth

        A major aspect of our business plan includes the acquisition of additional investments through the expansion of funds under management, which requires capital. Our funds finance their investment activity through a combination of third party investor private equity commitments, operating cash flows, short-term borrowings, securitizations, repurchase agreements and long-term borrowings. Our own co-investments in the funds are financed with debt and equity capital.

        We also raise capital by periodically offering securities. Our ability to raise capital through securities offerings is subject to risks, including:

  •
  conditions then prevailing in the relevant capital markets;

  •
  our results of operations, financial condition, investment portfolio and business prospects;

  •
  the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share; and

  •
  the amount of securities that are structurally senior to the securities being sold.

        Turbulence in credit markets that began in 2007 has led to decreased availability of many forms of financing. Specifically, since mid-2007 we have experienced a sharp decline in our common share price and more constrained credit in the following areas:

  •
  for our new corporate credit facility, terms include a more rapid amortization of principal and more stringent covenants than were the norm in prior periods;

  •
  with respect to short term repurchase financing, which we use to accumulate commercial mortgage backed securities, or CMBS, investments in our CMBS funds, advance rates for such agreements have declined, compounding the effect on borrowing as market values of the collateral assets have declined. Additionally, the market for issuing collateralized debt obligation, or CDO, financing has deteriorated, impeding our ability to replace the repurchase financing with more cost effective permanent financing; and

  •
  lenders for our mortgage loan warehouse line (some of which have experienced recent credit restrictions also) have sought to lower their exposure to specific borrowers or collateral types, resulting in lower borrowing capacity for us.

        If current market conditions continue to experience volatility and general tightening of credit, we may be unable to execute our business plans. Alternatively, the debt we do arrange may carry a higher rate of interest or shares issued may require a higher rate of dividends. As a result, certain growth initiatives could prove more costly or not economically feasible. A failure to renew our existing credit facilities, to increase our capacity under our existing facilities or to add new or replacement debt facilities could have a material adverse effect on our business, financial condition and results of operations.

Investments in non-investment grade CMBS are subject to increased risk of loss

        We have invested in subordinated CMBS for our own account and through the CMBS funds we sponsor and manage. Subordinated CMBS of the type in which we and our funds invest typically include "first loss" and non-investment grade subordinated interests, commonly referred to as high-yield. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default, restructuring or liquidation of the underlying collateral, is the last to receive payment of interest and principal and is often not assigned an investment rating. Accordingly, such classes are subject to a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and are relatively illiquid investments.

        In addition, recent volatility in trading markets for CMBS has caused the value of investments to decline significantly in 2007. This circumstance is compounded by the decreased liquidity in the market for such investments and the decreased availability of long-term financing. See also "Risk Factors—An inability to raise capital or access financing on favorable terms, or at all, could adversely affect our growth" above. These factors have led to significant margin calls with respect to repurchase facilities in one of our CMBS funds and we have extended a loan to the fund to allow it to meet margin calls. As we intend to originate similar funds in the future and may use repurchase financing to acquire assets, such actions may be required in the future also.

        In addition, if market conditions continue into the liquidation periods of the investment funds we manage and they are required to sell assets, the losses they would realize could be significant. As we have co-investments in the funds and earn incentive fees based on their performance, the impact of such losses would negatively impact our net income.

Our investments in AMAC are subject to risk of loss.

        We manage and hold an investment in American Mortgage Acceptance Company, or AMAC, a publicly-traded real estate investment trust, or REIT, for which one of our affiliates acts as the outside advisor, and two of our trustees (Marc D. Schnitzer, our chief executive officer and president, and Jeff T. Blau, a managing trustee) are also members of AMAC's board of trustees. Robert L. Levy, our chief financial officer, performs the same role for AMAC. We have invested in AMAC common and preferred shares at a cost basis of $12.2 million. Since mid-2007, AMAC has experienced a reduction in liquidity which has resulted in margin calls on some of its repurchase facilities and interest rate derivative contracts. These margin calls have necessitated asset sales that resulted in substantial losses. Through December 31, 2007, we have recorded $4.0 million of equity losses associated with these investments, representing our proportionate share of losses AMAC has incurred. The market value of our AMAC shares was $2.3 million as of December 31, 2007.

        As of December 31 2007, we also had advances to AMAC of $77.7 million through an unsecured revolving credit facility we provided to it. AMAC has informed us that it is in technical default of the facility although we have not accelerated that facility to date. As a result, the repayment to us of the balance due on the facility may be in jeopardy.

        If AMAC continues to incur net losses, we will continue to recognize a portion in our net income and we may not receive dividend income from our investment. If AMAC cannot repay its debt to us or if we cannot recover the cost of our investment, losses incurred could be significant.

We may not be able to successfully implement our strategy as an alternative asset manager.

        Over the past several years, we have evolved from a tax-exempt bond fund to an alternative asset manager. In connection with our transformation, we will seek to implement several strategic initiatives to further align us with other publicly-traded alternative asset managers, including increasing assets under management, changing our revenue composition by increasing investment management fees, transaction fees and investment income, reducing leverage and lowering our distributions. Accordingly, we will be subject to all of the business risks and uncertainties associated with any new business venture, including the risk that we will not be able to significantly increase our assets under management and achieve our investment objectives and, as a result, the value of our common shares could decline, perhaps substantially. The results of our operations will depend on many factors, including, but not limited to, conditions in the alternative asset markets, the availability of opportunities to sponsor additional investment funds and acquire alternative assets, the level and volatility of interest rates, readily accessible funding alternatives, conditions in the financial markets, general economic conditions, our management's ability to identify and successfully manage alternative assets and the other risks identified or referred to in this "Risk Factors" section.

There can be no assurance that we will be able to pay dividends on our common shares in the future.

        We expect our dividends on our common shares on an annualized basis to be $0.60 per share ($0.15 on a quarterly basis), subject to approval by our board of trustees, reflecting a plan to retain cash and invest in our business. Our common share dividend policy is subject to revision at the discretion of our board of trustees and all distributions will be made at their discretion and will depend on our income, our financial condition, our prospects, our business plans and other factors as our board of trustees may deem relevant from time to time. There can be no assurance that we will be able to pay dividends on our common shares consistent with our new dividend policy in the future.

Our subordinate interests in our securitized bond investments represent the "first loss" positions, and other investors have the first right to cash flow from the bonds supporting the investments.

        Because of our utilization of securitizations, our interests in a significant portion of our mortgage revenue bond investments, including the class B mortgage certificates retained in the Freddie Mac securitization transaction, are subordinated or in certain circumstances junior in right of payment to other senior securities. If there are losses or other events affecting cash flows, payments are made first to senior interests before they are made to us. There are risks in owning "junior residual interests" that could adversely affect our net income and cash flows, including:

  •
  the risk that borrowers may not be able to make payments, resulting in us, as the holder of the junior residual interests, receiving principal and interest payments that are less than expected or no payment at all;

  •
  the risk that short-term interest rates may rise significantly, increasing the amounts payable to the holders of the floating-rate senior interests created through our securitizations and reducing the amounts payable to us as holder of the junior residual interests; and

  •
  the risk that the holders of the senior mortgage revenue bonds or senior interests may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein and oral statements made on our behalf by our officers and trustees, contain certain statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are not historical facts, but rather our beliefs and expectations and are based on our current estimates, projections and assumptions about our company and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Some of these risks include, among other things:

  •
  adverse changes in real estate markets;

  •
  competition with other companies;

  •
  difficulty in obtaining financing or raising capital in a turbulent credit and equity market environment;

  •
  further declines in the value of CMBS investments and associated repurchase facilities margin calls;

  •
  interest rate fluctuations;

  •
  general economic and business conditions;

  •
  environmental/safety requirements;

  •
  changes in applicable laws and regulations;

  •
  changes in our business, including our proposed expansion of our alternative asset management business;

  •
  our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments;

  •
  risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries;

  •
  risks associated with providing credit intermediation;

  •
  risk of loss under mortgage loan loss sharing agreements;

  •
  risk of loss from direct and indirect investments in commercial mortgage-backed securities;

  •
  the risk that relationships with key investors, lenders, business partners and developers may not continue or may materially change;

  •
  our ability to generate fee income may not continue; and

  •
  risks related to the form and structure of our financing arrangements.

        These risks are more fully described in our Form 10-K for the year ended December 31, 2007. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based. You may obtain copies of these documents as described under the captions "Incorporation by Reference of Certain Documents" and "Where You Can Find More Information."

        Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading price of our convertible preferred shares and common shares could decline and you could lose a part or all of your investment.

USE OF PROCEEDS

        We raised $131,234,548 in aggregate proceeds from the sale of the convertible preferred shares to Related in the private offering. The gross proceeds that we receive from this rights offering will depend upon the number of rights exercised. If all of the rights offered are exercised, we will receive gross cash proceeds of $131,234,548, less amounts corresponding to the convertible preferred shares that Related may retain as a result of (i) other shareholders having insufficient rights to acquire a whole number of convertible preferred shares (i.e., no fractional convertible preferred shares will be issued) and (ii) the reduction in the number of outstanding eligible securities between the closing date of the private offering to Related and the record date. However, since we are required by the terms of the private offering to Related to use any and all proceeds from this offering to redeem a number of convertible preferred shares originally purchased by Related in the private offering equal to the number of the convertible preferred shares subscribed in the rights offering and pay any accrued but unpaid distributions to, but excluding, the redemption date, no additional cash will be raised by us through the rights offering and if all convertible preferred shares were so redeemed, we will pay any accrued but unpaid distributions with available cash. The redemption price is $11.70 per convertible preferred share (equal to the purchase price offered in the private offering and the rights offering), plus accrued but unpaid distributions to, but excluding, the redemption date. We expect the net proceeds from the private offering to Related and this rights offering will be used for general corporate purposes.

        We estimate that our total expenses in connection with the private offering to Related and the rights offering, including registration, legal and accounting fees, will be approximately $1.7 million in the aggregate.

DISTRIBUTION POLICY

        We will pay, when, as and if declared, out of funds legally available therefor, cumulative preferential cash distributions on each convertible preferred share at the annual rate of 11.0% (equivalent initially to $1.287 per share per year). The distribution will be computed on the basis of a 360-day year consisting of twelve 30-day months, based on the initial liquidation amount of $11.70 per share. The initial distribution and any distribution payable on convertible preferred shares for any other partial distribution period will be prorated for the period of time the convertible preferred shares are outstanding during the applicable period. Distributions on the convertible preferred shares subscribed for in this offering will be cumulative from their date of issuance and will be payable for each calendar quarter in arrears on the following dates of each year: January 31, April 30, July 31 and October 31. Any accumulated and unpaid distribution will be added to the $11.70 liquidation value on each payment date if not declared and paid in cash on such payment date, such that such accumulated and unpaid distributions will effectively compound each quarter. If any such distribution payment date is not a business day, the applicable distribution will be made on the next succeeding business day in respect of the immediately preceding calendar quarter ending December 31, March 31, June 30, and September 30, respectively.

THE RIGHTS OFFERING

General

        All holders of the eligible securities, other than Related, Stephen M. Ross, Jeff T. Blau, Related General II, L.P. or any of their affiliates, who we refer to collectively as the Related Group, will be issued, at no charge, one non-transferable subscription right with respect to each common share, or common share equivalent, that they held as of February 4, 2008, the record date for this rights offering. The eligible securities are the following:

  •
  common shares, including any restricted common shares,

  •
  vested options exercisable for common shares,

  •
  convertible community reinvestment act preferred shares,

  •
  series A convertible community reinvestment act preferred shares,

  •
  4.40% cumulative preferred CRA shares,

  •
  special preferred voting shares (which for this purpose includes, as a single class of securities with the special preferred voting shares, the special common units issued by Centerline Capital Company LLC, one of our affiliates), and

  •
  special common interests issued by Centerline Investors I LLC, another one of our affiliates.

        The total number of common shares and common-share equivalents as of the record date was 67,234,947, excluding those held by the Related Group.

        The rights will be evidenced by subscription rights certificates. For every six rights, the holder will be entitled to purchase one of our convertible preferred shares for a subscription price of $11.70 per convertible preferred share.

        The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our eligible securities. If you hold any of our eligible securities in a brokerage account or through a dealer or other nominee, please see the information included below under the heading "Beneficial Owners."

Reasons for the Rights Offering

        On January 25, 2008, we sold 11,216,628 shares of our convertible preferred shares at $11.70 per share for aggregate gross proceeds of $131,234,548 in a private offering to Related. See "Recent Developments—Private Placement to Related," above. As noted above, this rights offering responds to concerns that were raised by some of our other shareholders to give them the same opportunity to invest in us at the same purchase price per convertible preferred share offered to Related. Under the terms of the private offering both we and Related have agreed that Centerline will conduct the rights offering and that the proceeds from the convertible preferred shares subscribed for in this rights offering be used to redeem an equal amount of convertible preferred shares held by Related. Related has waived any right to participate in the rights offering but has effectively agreed to "backstop" the offering through its retention of any convertible preferred shares that it has already purchased in the private offering that are not redeemed in connection with the rights offering.

Subscription Rights

        For every six subscription rights, you will be entitled to purchase one of our convertible preferred shares, upon delivery of the required documents and payment of the per share subscription price of $11.70, prior to the expiration time. You are not required to exercise your subscription privilege in full. If the exercise of your subscription privilege would not entitle you to purchase at least one whole share of convertible preferred shares, however, you may not participate in the rights offering. If you have fewer than six rights, they will expire at the expiration time.

Determination of Subscription Price and Conversion Price

        Rights holders will be entitled to purchase one convertible preferred share at a subscription price of $11.70 per share for each six rights they own.

        The per share subscription price in this rights offering is the same as the per share price paid by Related for the 11,216,628 convertible preferred shares purchased by it in the private offering. The per share subscription price was determined by taking the total amount to be invested by Related ($131,234,548) and dividing it by the number of shares issued (11,216,628). The number of shares issued was designed to achieve a reasonable per share price that also resulted in the issuance of a number of rights that was divisible by a whole number (i.e. 6). The number of shares was based on the outstanding number of eligible securities as of January 25, 2008, the date of the closing of the private offering with Related. Between that date and the record date, the outstanding number of eligible securities was reduced due to the payment of withholding taxes upon the exercise of outstanding eligible securities that were subsequently exercised.

        The conversion price was determined in relation to prevailing market prices for our common shares as a result of negotiations with Related that followed negotiations, which ultimately ended, with two other third party investors, each an affiliate of a large, well-known investment bank. The terms of investment proposed by the two other potential third party investors were significantly less attractive to us than the terms we were able to obtain from Related. Among other things, the investment bank affiliates proposed a conversion price that would float without a floor for a specified period after the announcement of our bond portfolio resecuritization and related transactions or that would float with a floor well below the prevailing market price of our common shares. They also proposed a substantially higher distribution rate that would also float after the announcement without a cap to a rate equal to a specified spread over the then post-announcement implied common share distribution rate. Our board of directors was not able to determine the cost of capital under such proposed terms given the floating nature of the conversion price and distribution rate. In light of the unacceptable terms that the investment bank affiliates insisted upon, we focused our negotiations for the sale of the preferred shares with Related. Related offered to make the equity investment and ultimately agreed to a fixed conversion price at a premium to the pre-announcement closing price and a fixed distribution rate that reflected a lower spread to the pre-announcement implied common share distribution rate. In agreeing to the conversion price, our board of trustees (other than Stephen M. Ross and Jeff T. Blau) considered, among other things, the average 10-day trading market price of our common shares and other market price data at the time we entered into the equity commitment letter with Related on December 27, 2007, the level of interest and less attractive terms of investment proposed by two other potential third party investors solicited by us, the attractiveness of the terms proposed by Related, the general condition of the securities markets and our business plan.

Expiration Time

        You may exercise your subscription rights at any time before the expiration time, which is 5:00 p.m., Eastern Time, on April 4, 2008, unless the rights offering is extended by us in our sole discretion. If you do not exercise your rights before the expiration time, your rights will expire and will cease to have any value. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise of subscription rights after the expiration time, regardless of when you transmitted the documents, except if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

        We may extend the expiration time for any reason, at or prior to the expiration time, and you will not be able to revoke your exercise of subscriptions without our consent.

No Oversubscription Privilege

        There is no oversubscription privilege to purchase additional shares that are not purchased by other shareholders pursuant to their subscription privileges. Rather, Related will retain any convertible preferred shares that it has already purchased in the private offering that are not redeemed in connection with the rights offering.

Non-transferability of the Subscription Rights

        Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

        Notwithstanding the foregoing, your subscription rights may be transferred by operation of law. For example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration of the rights offering.

Exercising Your Rights

        You may exercise your rights by delivering the following to the subscription agent before the expiration time:

  •
  your properly completed and executed subscription rights certificate evidencing the exercised rights with any required signature guarantees or other supplemental documentation; and

  •
  your payment in full of the subscription price for each convertible preferred share subscribed for pursuant to the subscription rights.

        Alternatively, if you deliver a notice of guaranteed delivery, together with your subscription price payment for convertible preferred shares, prior to the expiration time, you must deliver the subscription rights certificate within three business days after the date the notice of guaranteed delivery is received by the subscription agent using the guaranteed delivery procedures described below under the heading "—Guaranteed Delivery Procedures."

Payment of Subscription Price

        Your cash payment of the subscription price for convertible preferred shares must be made by (i) certified check drawn upon a U.S. bank (ii) cashier's check drawn upon a U.S. bank or (iii) postal or express money order, in each case payable to "Centerline Holding Company".

        Your cash payment of the subscription price for rights will be deemed to have been received by the subscription agent only when the subscription agent receives your certified or cashier's check drawn upon a U.S. bank or postal or express money order.

        Investors holding eligible securities through a nominee, broker or dealer should make their payments according to the method selected by their nominee, broker or dealer.

        The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of eligible securities until we issue to you your convertible preferred shares. No interest will be paid to you on any cash funds held by the subscription agent in connection with the rights offering prior to the consummation of the rights offering or the return of such funds, if required, pursuant to this prospectus supplement.

Calculation of Rights Exercised

        If you do not indicate the number of shares being purchased for rights you receive, or do not forward full payment of the aggregate subscription price for the number of shares that you indicate are being purchased, then you will be deemed to have exercised the subscription privilege with respect to the maximum number of whole shares that may be purchased for the aggregate subscription price payment received by the subscription agent. If your full subscription price payment is not applied to your purchase of convertible preferred shares, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the excess amount without interest or deduction as soon as practicable after the expiration of the guaranteed delivery period.

Instructions for Completing the Subscription Rights Certificates

        You should read and follow the instructions accompanying the subscription rights certificate carefully. If you want to exercise your rights, you must send your completed subscription rights certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent.

        You bear all risk for the method of delivery of the subscription rights certificate, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery prior to the expiration time.

Signature Guarantee May be Required

        Your signature on the subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your subscription rights certificate is registered in your name; or

  •
  you are an eligible institution.

Delivery of Subscription Materials and Payment

        You should deliver your subscription rights certificate and payment for convertible preferred shares subscribed for, as well as any nominee holder certifications, notices of guaranteed delivery and any other required documentation to the subscription agent, Computershare Trust Company, N.A., as follows:

By United States Mail:	By Overnight Courier:
Centerline Holding Company c/o Computershare Trust Company, N.A. P.O. Box 859208 Braintree, MA 02185-9208 Attn: Voluntary Corporate Actions	Centerline Holding Company c/o Computershare Trust Company, N.A. 161 Bay State Drive Braintree, MA 02184 Attn: Voluntary Corporate Actions

        If you have any questions about whether the subscription agent has received your completed rights certificate or payment, you may call the information agent at (866) 745-0267(shareholders) or (201) 806-7319 (brokers).

        Your delivery to an address other than the addresses set forth above will not constitute valid delivery.

Guaranteed Delivery Procedures

        If you wish to exercise your rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

  •
  provide your payment in full of the subscription price for each convertible preferred share being subscribed for pursuant to your subscription rights to the subscription agent before the expiration time;

  •
  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

  •
  deliver the properly completed subscription rights certificate evidencing the rights being exercised, and, if applicable for a nominee holder, the related nominee holder certification, with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was received by the subscription agent.

        Your notice of guaranteed delivery must be substantially completed in the proper form and must come from an eligible institution that is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  •
  your name;

  •
  the number of rights represented by your subscription rights certificate, the number of convertible preferred shares you are subscribing for pursuant to the subscription right; and

  •
  your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

        The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at (866) 745-0267(shareholders) or (201) 806-7319 (brokers).

Notice to Nominees

        If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our eligible securities for the account of others as a nominee holder, you should notify the respective beneficial owners of those eligible securities of the issuance of the rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds eligible securities for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of eligible securities on the record date, so long as the nominee submits the appropriate subscription rights certificates and certifications and proper payment to the subscription agent.

        If you hold eligible securities as a nominee holder for beneficial owners whose address is outside the United States, see "—Foreign Security Holders."

Beneficial Owners

        If you are a beneficial owner of our eligible securities or rights that you hold through a nominee holder, your broker, dealer or other nominee will notify you of this rights offering as set forth above under "Notice to Nominees." If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

        If you are outside the United States, see "—Foreign Security Holders."

Procedures for DTC Participants

        If your rights are held of record through the facilities of Depository Trust Company, or DTC, you may exercise your subscription rights for each beneficial holder by instructing DTC.

Determinations Regarding the Exercise of Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

        We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of rights.

        We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of convertible preferred shares pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Compliance with Regulations Pertaining to the Rights Offering" below.

No Revocation of Exercised Rights

        Once you have exercised your subscription right, you may not revoke your exercise, unless we otherwise agree in our sole discretion. Even if we extend the expiration time, you may not revoke your exercise.

Subscription Agent

        We have appointed Computershare Trust Company, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from certain liabilities it may incur in connection with the rights offering.

No Recommendations to Shareholders

        Neither we nor our board of trustees have made any recommendation as to whether you should exercise your rights. You should decide whether to subscribe for convertible preferred shares or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Termination

        There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly return all subscription payments. We will not be obligated to issue convertible preferred shares to holders of eligible securities that have exercised their rights prior to the termination of the rights offering. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Security Holders

        We will not mail subscription rights certificates to holders of eligible securities on the record date whose addresses are outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, we will have the subscription agent hold the subscription rights certificates for those holders' accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., on March 28, 2008, five business days prior to the expiration time and must establish to our satisfaction that such exercise is permitted under applicable law. If a foreign holder does not establish to our satisfaction that such exercise is permitted under applicable law, and notify, and provide acceptable instructions to the subscription agent, we will not accept such subscription. If you live outside of the United States, you should consult with your legal advisor about the particular laws of the country in which you live.

        If you hold eligible securities through a broker, a dealer, a trustee or a depository within the United States as a nominee holder and you are outside the United States, neither you nor your nominee may attempt to exercise any rights unless you have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is not unlawful for you to receive and exercise rights without any requirement being imposed on us to be registered or licensed.

Issuance of Convertible Preferred Shares in Book-Entry Form

        Unless we earlier terminate the rights offering, the subscription agent, as transfer agent for the convertible preferred shares, will deliver a direct registration system statement to you evidencing the book-entry issuance to you of the convertible preferred shares you purchased in the rights offering as soon as practicable following the latest time by which subscription rights certificates may be received under the guaranteed delivery procedures. Beneficial owners of our eligible securities that hold through a bank, broker, dealer or other nominee will be issued shares through the book-entry procedures of DTC, as securities depository for the convertible preferred shares, as soon as practicable following the latest time by which subscription rights certificates may be received under the guaranteed delivery procedures.

        Your payment of the aggregate subscription price for convertible preferred shares will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your convertible preferred shares. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to the subscribed-for convertible preferred shares until the convertible preferred shares are deposited in the book-entry account held on your behalf. Upon our deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the subscription rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

        We will not issue any fractional convertible preferred shares. You may only exercise your rights to purchase whole shares.

Convertible Preferred Shares and Eligible Securities Outstanding

        We currently have 11,216,628 shares of convertible preferred shares issued and outstanding at the record date. We will grant to the holders of our eligible securities subscription rights to purchase an aggregate of 11,216,628 shares of convertible preferred shares, all of which will be newly issued by us. We will use the proceeds from the rights offering to redeem an equal number of shares held by

Related. Thus, even if all subscription rights are exercised when the rights offering is completed on April 4, 2008, we will have 11,216,628 convertible preferred shares outstanding.

        The following table shows, as of the record date, the number of eligible securities outstanding and how we calculated the number of common shares and common share equivalents eligible to participate in the rights offering:

Name of Eligible Security	Number of Shares/Options Outstanding		Common Share Equivalents(1)	Common Share Equivalents Beneficially Owned by the Related Group	Common Share Equivalents Eligible to Participate in Rights Offering
Common Shares	50,630,108		50,630,108	1,177,574	49,452,534
Restricted Common Shares	2,028,868		2,028,868	—	2,028,868
Convertible Community Reinvestment Act Preferred Shares	998,336		933,567	—	933,567
Series A Convertible Community Reinvestment Act Preferred Shares	5,553,734	(2)	5,553,734	—	5,553,734
4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1	2,160,000	(3)	3,904,554	—	3,904,554
Special Preferred Voting Shares/Special Common Units(4)	14,297,585		14,297,585	10,234,400	4,063,185
Special Common Interests	267,755		267,755	—	267,755
Vested Options	1,630,750		1,630,750	600,000	1,030,750
				—
Totals			79,246,921	12,011,974	67,234,947

(1)
The common share equivalents of an eligible security are the number of whole common shares that are issuable upon the conversion, exercise or exchange of eligible securities as of the record date.

(2)
Only 5,283,172 are convertible into common shares. However, all series A convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of calculating common share equivalents. See "Description of Our Shares—Description of our Preferred Shares—Community Reinvestment Act Preferred Shares".

(3)
Only 1,060,000 are convertible into common shares. However, all series 4.40% cumulative perpetual convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of calculating common share equivalents. See "Description of Our Shares—Description of our Preferred Shares—4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1".

(4)
For purposes of calculating common share equivalents of an eligible security, the special preferred voting shares and special common units are treated as a single class of securities.

Participation by Officers and Trustees

        No shareholders, including our officers and trustees who are also shareholders, have individually advised us that they intend to participate in this rights offering. Related purchased 11,216,628 convertible preferred shares in the private offering and will continue to hold a number of convertible preferred shares equal to the convertible preferred shares that we do not redeem in connection with the rights offering.

Compliance with Regulations Pertaining to the Rights Offering

        We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase convertible preferred shares from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        The nominating and governance committee of our board of trustees reviews, monitors and approves any transactions by us in which a trustee or officer of us or Centerline Affordable Housing Advisors LLC, which we refer to as our manager, or Centerline Advisors, or any of its affiliates has a direct or indirect personal interest, oversees compliance with the Future Relations Agreement between us and The Related Companies, L.P., or TRCLP, which, together with its affiliates, is our only shareholder owning more than 5% of our outstanding voting shares, and reviews disputes that may arise from any of the agreements related to our acquisition of our manager. The charter of our nominating and governance committee contains the written policy requiring the committee's review of the related person transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

        During the year ended December 31, 2007 we had certain relationships with our manager and our other affiliates as detailed below, and we expect we will continue to have such or similar relationships in the future.

Management and Servicing Agreements

        We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, Centerline Advisors and Centerline Capital Group Inc., or CCG, subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees, or directors, as applicable. Although our board or trustees and each board of trustees, or directors, of our subsidiaries has continuing exclusive authority over the respective entity's management, affairs, and disposition of assets, our board of trustees, and the board of trustees or directors of our subsidiaries, as applicable, has delegated to Centerline Advisors and CCG the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

          (i)    manage the day-to-day operations of us and our subsidiaries;

          (ii)   acquire, retain or sell our and our subsidiaries' assets;

          (iii)  seek out, present and recommend investment opportunities consistent with our and our subsidiaries' investments or the dispositions thereof;

          (iv)  when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of us and our subsidiaries and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

          (v)   obtain for us and our subsidiaries such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

          (vi)  obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to our investment portfolio;

          (vii) evaluate, structure and negotiate prepayments or sales of our and our subsidiaries' investments;

          (viii)  monitor operations and expenses; and

          (ix)  performance of the foregoing services.

        The term of our management agreement with Centerline Advisors is five years, ending November 17, 2008. The term of each of our subsidiaries' management and servicing agreements with Centerline Advisors and CCG, respectively, is five years ending November 17, 2008; provided, however, that if our management agreement with Centerline Advisors is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity's board of trustees or directors, as applicable. Each management agreement may be terminated:

          (i)    with or without cause by Centerline Advisors, or

          (ii)   for cause by a majority of the applicable entity's independent trustees, in each case without penalty and each upon 60 days' prior written notice to the non-terminating party.

        Each servicing agreement may be terminated:

          (i)    with or without cause by either party upon 30 days' prior written notice to the non-terminating party, or

          (ii)   upon the occurrence of a servicer default upon five days' prior written notice to CCG.

        Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

        Under our management agreement with Centerline Advisors, Centerline Advisors, or its designees, is entitled to receive reimbursement of all costs incurred by Centerline Advisors and its designees in performing services for us under the management agreement plus an amount equal to a market-based percentage, as jointly determined from time to time by us and Centerline Advisors.

        Under the management agreements with our subsidiaries, Centerline Advisors is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to Centerline Advisors pursuant to our management agreement with Centerline Advisors. Under our and our subsidiaries' servicing agreements with CCG, CCG is entitled to receive a revenue bond servicing fee equal to 0.15% per annum of the outstanding principal amount of revenue bonds held by such subsidiary. CCG is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Other Affiliated Transactions

  Private Offering of Convertible Preferred Shares to Related

        On December 19, 2007, the board of trustees, including all members of the nominating and governance committee, other than Stephen M. Ross and Jeff T. Blau, approved the entry into an equity commitment letter with Related. Subsequently, in light of shareholder concerns conveyed in our December 28, 2007 investor conference call, we commenced work on the rights offering and, to this end, on January 17, 2008 our board of trustees (other than Stephen M. Ross and Jeff T. Blau) approved the rights offering and established a rights offering committee composed of certain independent members of our board of trustees to review and approve the final terms of the rights offering and the final documents governing the private offering to Related, including the securities purchase agreement and registration rights agreement discussed below. The final terms of the rights offering and the final documents governing the private offering to Related were approved by the rights offering committee on January 25, 2008.

        On January 25, 2008, we and Related entered into a securities purchase agreement for the issuance and sale in a private offering of $131,234,548 aggregate principal amount of our convertible preferred shares, at a purchase price of $11.70 per share.

        Pursuant to the securities purchase agreement, we agreed to use our commercially reasonable efforts to consummate the rights offering described in this prospectus supplement to holders of our eligible securities, in each case other than Related, Messrs. Ross and Blau and Related General II, L.P. or any of their affiliates, as promptly as practical following the closing of the private offering on January 25, 2008. If we fail to consummate the rights offering or obtain any shareholder approval required by the NYSE rules to permit the issuance of the common shares issuable upon conversion of the convertible preferred shares by September 22, 2008, then the dividend rate will be increased to 15.0%, retroactive to the issue date, but only for so long as such common shares are not permitted to be issued pursuant to the rules of the NYSE.

        In accordance with the securities purchase agreement and the certificate of designation for the convertible preferred shares, we are required to redeem from Related, together with its affiliates and successors in interest, a number of convertible preferred shares equal to the number of convertible preferred shares subscribed for in this rights offering at a redemption price equal to 100% of the liquidation amount (i.e. $11.70), plus accrued and unpaid distributions to, but excluding, the redemption date and Related and its affiliates and successors in interest will retain the balance of the convertible preferred shares that we do not redeem.

        In addition, the securities purchase agreement provides that, if Related, together with its affiliates and successors in interest, retain at least 50% of the convertible preferred shares purchased in the private sale immediately following completion of the rights offering and the associated redemption of convertible preferred shares then held by Related and its affiliates and successors in interest, then from and after the date of completion of the rights offering for so long as Related, together with its affiliates and successors in interest, collectively owns at least 50% of such convertible shares, we will, subject to and in accordance with the provisions of our trust agreement, Delaware law and the rules of the NYSE, acting through our board of trustees, consistent with and subject to their duties under Delaware law and our trust agreement, take all actions necessary to cause the nomination by the board of trustees of one representative, designated by Related for election by the holders of our common shares and any other shares entitled to vote with our common shares in the election of trustees to the board; provided, that, such designee qualifies as "independent" in accordance with applicable listing standards of the NYSE and that in addition the board of trustees has affirmatively determined that such designee had no material relationship with us or our affiliates or any member of our senior management or their affiliates. In addition, the holders of a majority of the outstanding convertible preferred shares also have the right, together with holders of other securities having similar rights, upon certain defaults by us, together with other outstanding preferred shares with similar rights, to appoint two trustees to our board of trustees for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our board of trustees will be reduced by two members.

        The securities purchase agreement also requires that we use our commercially reasonable efforts to have the convertible preferred shares approved for listing on the NYSE as promptly as practical following January 25, 2008 and, if necessary, the common shares that may be issued in connection with accrued and unpaid dividends or make-whole premiums. In addition, the securities purchase agreement provides that in the event we do not consummate this rights offering or obtain the approval of any shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares, then upon the transfer of the convertible preferred shares by Related to an unaffiliated third party, we are required to use our commercially reasonable efforts to obtain the listing of the common shares issuable upon the conversion of the convertible preferred shares on the NYSE, to the extent permitted by the rules thereunder, or seek the approval of the shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares.

        We have agreed to indemnify Related and its affiliates, and their respective directors, officers, shareholders and other equity holders, partners, members, attorneys, accountants, agents, advisors, representatives and employees and, as applicable, their respective heirs, successors and permitted assigns for certain liabilities incurred by them in connection with breaches of our representations, warranties and covenants under the securities purchase agreement, as well as with respect to any losses to which they may become subject, arising out of or in connection with the transactions contemplated by the securities purchase agreement, or any proceedings, including, without limitation, any shareholder derivative claim or any "phantom income" to our shareholders as a result of the provisions of the securities purchase agreement. In addition, we have agreed to reimburse Related for its reasonable legal fees and disbursements incurred in connection with the negotiation and documentation of the purchase of the convertible preferred shares purchased under the securities purchase agreement and have agreed to bear all transfer, stamp and other similar taxes.

  Registration Rights

        In connection with the private offering to Related, on January 25, 2008, we and Related entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed, subject to certain exceptions, to file not later than 90 days after January 25, 2008, a shelf registration statement registering the convertible preferred shares sold to Related and the common shares into which the convertible preferred shares convert under the Securities Act, which we refer to collectively as the registrable securities. We also agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act for a period expiring on the date on which all of the registrable securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or the holders of the registrable securities are eligible to sell such registrable securities pursuant to Rule 144(k) promulgated under the Securities Act.

        In addition, if we propose to file certain registration statements under the Securities Act in connection with an underwritten offering solely by selling shareholders of common shares for cash, the holders of registrable securities are entitled to notice of the proposed registration and, subject to certain exceptions, to include their registrable securities in the registration statement.

        We are generally required to pay all of the expenses in connection with the registration of registrable securities, other than underwriting discounts and commissions and taxes of any kind.

  Relationships with AMAC

        We manage and hold an investment in American Mortgage Acceptance Company, or AMAC, a publicly-traded REIT, for which one of our affiliates acts as the outside advisor, and two of our trustees (Marc D. Schnitzer, our chief executive officer and president, and Mr. Blau,) are also members of AMAC's board of trustees. Robert L. Levy, our chief financial officer, performs the same role for AMAC. In the past, AMAC has engaged in lending transactions with certain affiliates of Mr. Ross. A subsidiary of ours advises AMAC, and in consideration for its services collects asset management, incentive management and expense reimbursement from AMAC pursuant to an advisory agreement. These fees, which are included in our fee income, totaled approximately $3.5 million in 2007. Effective

March 2007, we entered into a new advisory agreement whereby the basis of certain of the fees we earn has changed.

        In addition, in March 2007, we entered into a share purchase plan under Rule 10b5-1 under the Securities Exchange Act, whereby we may purchase up to 9.8% of the outstanding common shares of AMAC in open-market purchases based on pre-determined parameters. Through December 31, 2007, we purchased 0.6 million common shares (for $5.3 million) under this plan, or 6.9% of the outstanding common shares of beneficial interests. Furthermore, in July 2007, we purchased 0.3 million shares of 7.25% series A cumulative convertible preferred shares issued by AMAC for $7.0 million in connection with AMAC's public offering of such shares.

        In April 2007, we increased the capacity of the revolving credit facility to AMAC from $50.0 million to $80.0 million and extended the term to June 2008 with a one year optional extension. This facility, bearing interest at LIBOR plus 3.0%, is used by AMAC to purchase new investments and for general corporate purposes. In the opinion of management, the terms of this facility are consistent with similar transactions with independent third parties.

        During 2007, our commercial real estate subsidiaries originated loans on behalf of AMAC of $255.1 million. Pursuant to the advisory agreement, we received mortgage banking fees from the borrowers of $1.1 million in 2007. In December 2007, we purchased four loans from AMAC for a total of $32.8 million. These loans were funded by the As Soon As Pooled, or ASAP, plus facility, and will be sold to Fannie Mae in 2008.

        We serve as the collateral manager for AMAC's $400.0 million CDO and service all of the loans in AMAC's investment portfolio, performing all primary and special servicing functions. Pursuant to the servicing agreement, we receive fees from AMAC based on the dollar amount of loans we service.

        During 2006, one of the funds we manage, Centerline Real Estate Special Situations Mortgage Fund LLC, or CRESS, entered into a co-investment agreement with AMAC whereby both participate in investment opportunities that are originated by our subsidiaries and meet mutual investment criteria. A portion of CRESS' 2007 investments were made pursuant to this agreement. In addition, during March 2007, AMAC sold its economic interest in a group of properties to CRESS for $12.0 million. During December 2007, CRESS purchased investments from AMAC for $7.9 million. In January and February 2008, CRESS purchased additional investments from AMAC for $55.0 million.

  Co-investment in Centerline Urban Capital

        Centerline Urban Capital, or CUC, is an investment fund with the California Public Employees Retirement System as majority investor, focusing on investments in multifamily properties in major urban markets. Our membership interest includes a co-investment obligation amounting to 2.5% of capital invested.

  Low Income Housing Tax Credit Property Advances

        We have advanced funds to certain low income housing tax credit, or LIHTC, properties. These advances relate to the financial difficulties of three developers and our subsequent actions to protect our investments in the properties that were under development and for which we assumed the general partner interests. These advances totaled $41.6 million at December 31, 2007.

  Unconsolidated Partnerships

        At December 31, 2007, approximately $1,329,000 was advanced to investment funds that we sponsor but do not control.

  Other Agreements with Affiliates of Related

        Messrs. Ross and Blau are managing trustees of our company. In addition, each of Messrs. Ross and Blau are affiliates of The Related Companies, L.P., which, through its affiliates, is a significant shareholder of ours and which we refer to as TRCLP. Furthermore, on the record date for the rights offering, the Related Group owned 24,220,152 common shares and common share equivalents and controlled approximately 30.4% of our voting power. Prior to the private offering of convertible preferred shares, the Related Group owned 12,011,974 common shares and common share equivalents and controlled approximately 17.8% of our voting power.

        At December 31, 2007, approximately $243,000 in general and administrative expenses including shared service fees paid or payable to TRCLP were outstanding. In addition, a subsidiary of TRCLP earned fees for performing property management services for various properties held in LIHTC fund partnerships we manage.

        During the year ended December 31, 2007, we acquired three mortgage revenue bonds secured by properties developed by a subsidiary of TRCLP. LIHTC fund partnerships that we consolidate also provided equity financing to these properties. One of the funds we manage also acquired participation interests with AMAC in two loans secured by properties developed by TRCLP.

        In connection with the 2002 refinancing of a property partly owned by Mr. Ross, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner who are our affiliates. This right is secured by collateral assignments of the general partners' partnership interests in the limited partnership which owns the underlying property.

  Arrangements with Executive Officers

        The employment agreements of Marc D. Schnitzer, our chief executive officer and president and a managing trustee, and Alan Hirmes, a former managing trustee of us, required them to acquire and hold the equity interests in certain entities with respect to which we will serve and may in the future serve as the non-equity manager and be entitled to receive substantially all of the economic benefits related to such entities along with a small portion of the economic benefits being held by such executives. Upon his retirement Mr. Hirmes sold his interests to other executives and trustees, including Leonard W. Cotton, the vice chairman of our board of trustees.

        Certain employees, including Mr. Cotton and James L. Duggins, an executive managing director of us, participate in a pool of profits, or promotes, earned by Centerline REIT, Inc., which we refer to, together with its parent Centerline Investors I, LLC and its subsidiaries, Centerline REIT, and certain of its subsidiaries that sponsor and manage funds that invest in high yield real estate investments. During 2007 each of Messrs. Cotton and Duggins received $631,371 from such participation.

  Other

        Substantially all fund origination revenues in the affordable housing segment are received from LIHTC fund partnerships we have originated and manage, many of which comprise the partnerships that we consolidate. While our affiliates hold equity interests in the investment funds' general partner and/or managing member/advisor, we have no direct investments in these entities and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors and we receive all fee income to which these entities are entitled.

DESCRIPTION OF OUR
11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1

The following description is a summary of the material terms of the convertible preferred shares, as set forth in the certificate of designation for the convertible preferred shares. We urge you to read the certificate of designation because it, and not this description, defines your rights as holders of the convertible preferred shares. This summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the certificate of designation. Copies of the certificate of designation are available as set forth under "Where You Can Find More Information."

Whenever particular provisions of defined terms in the certificate of designation are referred to, such provisions or defined terms are incorporated by reference herein.

General

        We are offering rights exercisable for convertible preferred shares. See "Description of Our Shares—Overview" for a detailed description of (i) our outstanding shares of beneficial interest and (ii) the outstanding interests of certain of our subsidiaries.

        The convertible preferred shares offered in this rights offering are identical to the convertible preferred shares issued and sold to Related in the private offering, as described in "Certain Relationships and Related Transactions" below, and will vote together and be part of the same series for all other purposes, except that:

  •
  distributions on the convertible preferred shares offered in this rights offering will accrue from their date of issuance in the rights offering, whereas the distributions on the convertible preferred shares issued and sold to Related in the private offering accrued from January 25, 2008, the date of their issuance to Related,

  •
  the redemption provisions in connection with this rights offering will not apply to any outstanding convertible preferred shares once this rights offering is consummated, and

  •
  if we fail to consummate the rights offering or to obtain any shareholder approval required by the NYSE rules to permit the issuance of the common shares issuable upon conversion of the convertible preferred shares by September 22, 2008, then the dividend rate shall be increased to 15.0%, retroactive to the issue date, but only for so long as such common shares are not permitted to be issued pursuant to the rules of the NYSE.

        In addition, pursuant to the securities purchase agreement described in "Certain Relationships and Related Transactions" below, Related is entitled to nominate one trustee to our board of trustees so long as it retains a minimum number of convertible preferred shares, and has certain other rights under the securities purchase agreement. The securities purchase agreement also provides that in the event we do not consummate this rights offering or obtain the approval of any shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares, then upon the transfer of the convertible preferred shares by Related to an unaffiliated third party, we are required to use our commercially reasonable efforts to obtain the listing of the common shares issuable upon the conversion of the convertible preferred shares on the NYSE, to the extent permitted by the rules thereunder, or seek the approval of the shareholders that may be required by the NYSE rules for the issuance of the common shares issuable upon the conversion of the convertible preferred shares.

Rank

        With respect to the payment of distributions and rights upon our liquidation, dissolution or winding up, the convertible preferred shares will rank:

  •
  senior to (A) our common shares; (B) the convertible community reinvestment act preferred shares and series A convertible community reinvestment act preferred shares; and (C) all other equity securities issued by us the terms of which acknowledge such ranking;

  •
  on a parity with (A) 4.40% cumulative preferred CRA shares; and (B) all other equity securities the terms of which acknowledge such ranking; and

  •
  junior to (A) all equity securities issued by us whose terms specifically provide that they rank senior to the convertible preferred shares; and (B) the payment of our then existing and future liabilities, including our indebtedness. As of December 31, 2007, we and our subsidiaries had liabilities of approximately $1.43 billion, outstanding preferred equity with an aggregate liquidation amount of $377.5 million (excluding 4.40% cumulative preferred CRA shares) and minority interests with a carrying value of $184.1 million. The convertible preferred shares shall not be entitled to community reinvestment act, or CRA, credits. CRA credits are an allocation of the value of any assets owned directly or indirectly by us which a 4.40% cumulative preferred CRA shares shareholder or holder of a parity security may be able to report under the "investment test" promulgated under the Community Reinvestment Act of 1977, as amended from time to time and as affected by the Gramm-Leach-Bliley Act, enacted on November 12, 1999.

        We may issue, without the consent of any of the holders of convertible preferred shares:

  •
  common shares;

  •
  securities that rank on parity with or junior to our convertible preferred shares with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, including, without limitation, convertible preferred shares and 4.40% cumulative preferred CRA shares;

  •
  additional securities which rank senior to the convertible preferred shares solely with respect to CRA credit allocations and not with respect to payment of distributions and rights upon our liquidation, dissolution or winding up; and

  •
  subject to certain conditions, additional indebtedness.

Distributions

        Holders of the convertible preferred shares shall be entitled to receive, when, as and if, declared authorized by our board of trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the annual rate of 11.0% (equivalent initially to $1.287 per share per year), as may be adjusted as described in the next paragraph, computed on the basis of a 360-day year consisting of twelve 30-day months, based on the initial liquidation amount of $11.70 per share. Distributions on the convertible preferred shares shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing April 30, 2008 for holders of convertible preferred shares who acquire their shares through the rights offering, and any accumulated and unpaid distribution will be added to the liquidation preference on each distribution payment date if not declared and paid in cash on such distribution payment date, such that such accumulated and unpaid distributions will effectively compound each quarter, or, in each case, if such distribution payment date is not a business day, the next succeeding business day in respect of the immediately preceding calendar quarter ending December 31, March 31, June 30 and September 30, respectively. The initial distribution and any distribution payable on the convertible preferred shares for any other partial distribution period will be prorated for the period of time the convertible preferred shares are outstanding during the applicable period. Distributions will be payable to holders of record as they appear in our transfer records at the close of business on the applicable record date, which shall be the last day of the calendar quarter, whether or not a business day, prior to the applicable distribution payment date or such other date designated by our board of trustees for the payment of distributions that is not more than 31 nor fewer than 10 days prior to such distribution payment date.

        If we fail to pay the redemption price on any redemption date, then the distribution rate shall increase commencing on such redemption date on the convertible preferred shares by 4.00% until such date that the redemption price is paid or funds sufficient for the payment of such redemption price are irrevocably deposited in trust by us.

        If any convertible preferred shares are outstanding, except as permitted in the next sentence, no full distributions shall be declared, paid or set apart for payment on any of our shares ranking, as to the payment of distributions or rights upon our liquidation, dissolution or winding up on a parity with or junior to the convertible preferred shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the convertible preferred shares for all past distribution periods and the then current distribution period. When distributions are not paid in full, or a sum sufficient for such full payment is not so irrevocably set apart, upon the convertible preferred shares and any other preferred shares ranking, as to distributions, on a parity with the convertible preferred shares, including, without limitation, the 4.40% cumulative preferred CRA shares, all distributions declared upon the convertible preferred shares and such other preferred shares, including, without limitation, the 4.40% cumulative preferred CRA shares, shall be declared pro rata so that the amount of distributions declared for each convertible preferred shares and each such other preferred shares, including, without limitation, the 4.40% cumulative preferred CRA shares, shall in all cases bear to each other the same ratio that accumulated and unpaid distributions for each convertible preferred share and other such preferred share, which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred share is not entitled to a cumulative distribution, bear to each other.

        Except as provided in the immediately preceding paragraph, including the payment of distributions on preferred shares ranking, as to distributions, on a parity with the convertible preferred shares, unless full cumulative distributions on the convertible preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distribution periods and the then current distribution period, no distributions, other than in any of our shares ranking, as to the payment of distributions on rights and upon our liquidation, dissolution or winding up, junior to the convertible preferred shares, shall be declared or paid or set apart for payment, nor shall any other distribution be made, upon any of our shares ranking, as to distributions or rights upon our liquidation, dissolution and winding up, on a parity with or junior to the convertible preferred shares, nor shall any of our shares ranking, as to the payment of distributions or rights upon our liquidation, dissolution or winding up, on a parity with or junior to the convertible preferred shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares, by us or any of our affiliates, except by conversion into or exchange for other of our shares ranking, as to the payment of distributions and rights upon our liquidation, dissolution or winding up, junior to the convertible preferred shares.

        No distributions on the convertible preferred shares will be authorized by our board of trustees or paid or set apart for payment if such authorization, payment or setting apart for payment would violate any of our agreements or instruments, including, without limitation, our credit agreement, or is restricted or prohibited by law. Distributions on the convertible preferred shares will, nonetheless, accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not they are declared, and accumulated, but unpaid distributions will accumulate as of the distribution payment date on which they first become payable.

        Any distribution payment made on the convertible preferred shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares that remains payable at the time of such distribution payment. We are not required to pay distributions on our convertible preferred shares if we fail to pay cash distributions.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, which we refer to, collectively, as a liquidation, the holders of the convertible preferred shares will be entitled to receive out of our assets that are legally available for distribution to shareholders remaining after payment or provision for payment of all of our debts and other liabilities, subject to the rights of any equity securities ranking on a parity with or senior to the convertible preferred shares including, without limitation, the 4.40% cumulative preferred CRA shares, and the then existing further liabilities, a liquidation preference of $11.70 per share, plus an amount equal to any accumulated and unpaid distributions to the date of payment not otherwise included in the liquidation preference, before any distribution of assets is made to holders of any of our shares ranking, as to the distribution of assets upon our liquidation, junior to the convertible preferred shares. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of convertible preferred shares will have no right or claim to any of our remaining assets.

        If, upon our liquidation, our assets are insufficient to make the full payment due to holders of the convertible preferred shares and the corresponding amounts payable on all other preferred shares ranking, as to the distribution of assets upon our liquidation, on a parity with the convertible preferred shares, then the holders of the convertible preferred shares and all other such preferred shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        None of (i) our consolidation or merger with or into another entity, (ii) a merger of another entity with or into us, (iii) a statutory share exchange by us or (iv) a sale, lease or conveyance of all or substantially all of our assets, individually or as part of a series of transactions, shall be considered our liquidation.

Conversion Rights

        To the extent permitted by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the common shares are then traded or quoted and upon compliance with the provisions of the certificate of designation for the convertible preferred shares, the convertible preferred shares may be converted into common shares at the option of holders of convertible preferred shares in whole or in part at any time initially at a conversion rate per $11.70 liquidation preference equal to 1.0884, which we refer to as the conversion rate, representing the quotient of 1.0884 obtained by dividing $11.70 by $10.75, which is equivalent to an initial conversion price of $10.75 per common share, subject to adjustment in accordance with the provisions of the certificate of designation. The last reported sales price of our common shares on the NYSE on March 4, 2008 was $4.75 per share. The right to convert convertible preferred shares called for redemption will terminate at the close of business on the redemption date.

        We act as our own conversion agent for the convertible preferred shares. Conversion of convertible preferred shares, or a specified portion thereof, may be effected by delivering certificates representing convertible preferred shares together with written notice of conversion and a proper assignment of such certificates to our offices, Centerline Holding Company, 625 Madison Avenue, New York, New York, 10022, Attn: General Counsel.

        Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate representing convertible preferred shares shall have been surrendered and notice shall have been received by us as aforesaid and the conversion shall be at the conversion price in effect at such time and on such date.

        Fractional common shares will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common shares at the close of business on the trading day prior to the conversion date.

Conversion Price Adjustments

        The conversion price is subject to adjustment upon the occurrence of any of the following events:

  (i)
  the payment of distributions payable in common shares on any class or series of our shares or other similar event;

  (ii)
  the issuance to all holders of common shares of certain rights or warrants entitling them to subscribe for or purchase our common shares (or securities convertible into or exchangeable for common shares) at a price per share (or having a conversion, exchange or exercise price per share) less than the average of the closing sales prices of a common share on the NYSE or any other national or regional securities exchange or other over the counter market in the United States on which the common shares are then traded or quoted in the ten trading days immediately preceding the date of the announcement by public notice of such issuance or distribution;

  (iii)
  subdivisions, combinations, reclassifications or splits of our common shares into a greater number of common shares;

  (iv)
  distributions to all or substantially all holders of our outstanding common shares, including any such distribution made in connection with a consolidation or merger in which we are the continuing company and the common shares are not changed or exchanged), capital stock, evidences of indebtedness or other assets, including securities, including capital stock of any subsidiary of us, but excluding dividends or distributions referred to in (i) or (ii) above, dividends and distributions paid exclusively in cash and dividends and distributions of securities or other property or assets that are dealt with in the next paragraph; and

  (v)
  cash distributions, other than distributions in connection with our liquidation, distributions on the 4.40% cumulative preferred CRA shares or other preferred shares, ordinary course distributions or quarterly distributions consisting exclusively of cash to all holders of common shares equal to or less than $0.15 per share, subject to adjustment for subdivisions, combinations, reclassifications or splits of our common shares.

        If we become a party to any transaction, including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common shares or sale of all or substantially all of our assets, in each case as a result of which our common shares will be converted into the right to receive securities or other property, including cash or any combination thereof, each convertible preferred share, if any convertible preferred share thereof remains outstanding and is convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares or other securities and property receivable, including cash or any combination thereof, upon the consummation of such transaction by a holder of that number of common shares or fraction thereof into which one convertible preferred share was convertible immediately prior to such transaction, assuming such holder of common shares failed to exercise any rights of election to convert, provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-electing shares. We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

        In addition to the foregoing adjustments, we will be permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the common shares. The certificate of designation for the convertible preferred shares sets forth the specific adjustments to be made in connection with the foregoing events, the effect of which will be to limit the dilutive effect of such events.

        No adjustment of the conversion rate is required to be made in any case until cumulative adjustments amount to 1% or more of the conversion rate. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

Adjustment to the Conversion Rate upon the Occurrence of a Fundamental Change

        If, and only to the extent a holder of convertible preferred shares elects to convert its convertible preferred shares in connection with a fundamental change (see "—Repurchase at Option of Holder Upon a Fundamental Change"), we will increase, as described below under "—The Increase in Conversion Rate," the conversion rate applicable to shares that are surrendered for conversion. A conversion of the convertible preferred shares will be deemed for these purposes to be "in connection with" a fundamental change if the notice of conversion of the preferred shares is received by us from and including the effective date of such fundamental change to, and including, the fundamental change conversion date for that fundamental change.

        We will give notice by mail or by publication (with subsequent prompt notice by mail) to holders of our convertible preferred shares of the anticipated effective date of any proposed fundamental change. We must make this mailing or publication at least 15 days before the anticipated effective date of the fundamental change. In addition, no later than the third business day after the completion of such fundamental change, we must make an additional notice announcing such completion.

        If a holder surrenders convertible preferred shares for conversion in connection with such fundamental change we have announced, but such fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The Increase in Conversion Rate

        If a holder elects to convert in connection with a fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the fundamental change becomes effective, which we refer to as the effective date, and the applicable price. If the fundamental change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common shares in the fundamental change consists solely of cash, then the applicable price will be the cash amount paid per share of our common shares in the transaction. If the transaction is an asset sale and the consideration paid for our property and assets (or for the property and assets of us and our subsidiaries on a consolidated basis) consists solely of cash, then the applicable price will be the cash amount paid for our property and assets, expressed as an amount per share of our common shares outstanding on the effective date of the asset sale. In all other cases, the applicable price will be the average of the closing sale price per share of our common shares for the five consecutive trading days immediately preceding the effective date. Our board of trustees will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days. The ex date is the date on or after which a common share is traded without a previously declared issuance or distribution pursuant to the rules of a securities exchange upon which the common shares are then listed and traded.

        The following table sets forth the number of additional common shares per $11.70 liquidation preference per convertible preferred share that will be added to the conversion rate applicable to convertible preferred shares that are converted in connection with a fundamental change. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first row of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

  •
  whose numerator is the conversion rate in effect immediately before the adjustment; and

  •
  whose denominator is the adjusted conversion rate.

        In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as set forth in the certificate of designation.

Number of Additional Shares
(per $11.70 liquidation preference of 11.0% Cumulative Convertible Preferred Shares)

	Share Price
Effective Date
	$10.27	$10.75	$12.50	$15.00	$17.50	$20.00	$25.00
1/25/2008	0.0509	0.0932	0.0639	0.0379	0.0217	0.0111	0.0000
1/23/2009	0.0509	0.0849	0.0563	0.0318	0.0173	0.0079	0.0000
1/23/2010	0.0509	0.0737	0.0459	0.0234	0.0109	0.0032	0.0000
1/23/2011	0.0509	0.0621	0.0340	0.0133	0.0031	0.0000	0.0000
1/23/2012	0.0509	0.0497	0.0192	0.0000	0.0000	0.0000	0.0000
1/23/2013	0.0509	0.0402	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2014	0.0509	0.0404	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2015	0.0509	0.0403	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2016	0.0509	0.0391	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2017	0.0509	0.0319	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2018	0.0509	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact applicable share price and the effective date may not be set forth in the table above, in which case:

  •
  if the actual applicable share price is between two applicable share prices listed in the table above, and/or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

  •
  if the actual applicable share price is greater than $25.00 per share, subject to adjustment as provided above, we will not increase the conversion rate as described above; and

  •
  if the actual applicable share price is less than $10.27 per share, subject to adjustment as provided above, we will not increase the conversion rate as described above.

        However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 1.1392. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as set forth in the certificate of designation.

        Our obligation to satisfy the additional share requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Redemption

        Except as provided below or in connection with the rights offering with respect to convertible preferred shares held by Related, the convertible preferred shares are not redeemable by us at any time prior to January 25, 2018, the final redemption date. Unless previously redeemed or converted as herein provided, we will redeem all convertible preferred shares then outstanding at a per share amount equal to 100% of the liquidation preference plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference to, but excluding, the final redemption date.

        The convertible preferred shares are redeemable in whole or from time to time in part, at our option, at any time on or after January 31, 2013, for cash at a price per share equal to 100% of the liquidation preference, plus any accumulated and unpaid distributions not included in the liquidation preference to the redemption date; provided that (A) the closing sale price of the common shares multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference for 20 trading days during any 30 consecutive trading day period ending after January 31, 2013 and (B) we have paid all accumulated and unpaid distributions on the distribution payment date immediately preceding such redemption date.

        If we decide to redeem the convertible preferred shares, a notice of redemption will be mailed, not fewer than 20 nor more than 60 days prior to the redemption date, to each holder of convertible preferred shares to be redeemed, notifying such holder of our election to redeem such shares, stating (i) the redemption date, (ii) the redemption price (iii) the number of convertible preferred shares to be redeemed, and, if fewer than all the convertible preferred shares are to be redeemed, the number of shares to be redeemed from such holder, (iv) the place(s) where the convertible preferred shares are to be surrendered for payment, (v) that distributions on the convertible preferred shares to be redeemed will cease to accumulate on such redemption date and (vi) the date upon which the holder's conversion rights, if any, as to such convertible preferred shares shall terminate. If fewer than all of the outstanding convertible preferred shares are to be redeemed, the convertible preferred shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by our board of trustees.

        On or after the redemption date, each holder of convertible preferred shares to be redeemed must present and surrender the certificate representing such convertible preferred shares to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate will be issued representing the unredeemed shares. From and after the redemption date, unless we default in payment of the redemption price, all distributions on convertible preferred shares called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof, including all accumulated and unpaid distributions to, but excluding, the redemption date, will cease and terminate and such shares will not thereafter be transferred, except with our consent, in our transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

        At our election, we may, prior to the redemption date, irrevocably deposit the redemption price, including accumulated and unpaid distributions, of the convertible preferred shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the convertible preferred shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the redemption date against payment of the redemption price, including all accumulated and unpaid distributions to such redemption date. Any moneys so deposited which remain unclaimed by the holders of the convertible preferred shares at the end of two years after the redemption date will be returned by such bank or trust company to us.

        The voting rights granted to the holders of the convertible preferred shares (see "—Voting Rights" below) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding convertible preferred shares have been converted, redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption with respect to the convertible preferred shares that have been converted, redeemed or called, as the case may be.

        Notwithstanding the foregoing, unless full cumulative distributions on the convertible preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is irrevocably set apart for payment for all past distribution periods and the then current distribution period, no convertible preferred shares will be redeemed unless all outstanding convertible preferred shares are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition by us of convertible preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding convertible preferred shares. In addition, unless full cumulative distributions on all outstanding convertible preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distributions periods and the then current distribution period, we may not purchase or otherwise acquire directly or indirectly any convertible preferred shares or any of our shares ranking, as to distributions or rights upon liquidation, dissolution, or winding up, on a parity with or junior to the convertible preferred shares, except by conversion into or exchange for other of our shares ranking, as to distributions and rights upon our liquidation, dissolution, or winding up, junior to convertible preferred shares, provided, however, that the foregoing will not prevent the purchase or acquisition by us of convertible preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding convertible preferred shares.

Repurchase at Option of Holder Upon a Fundamental Change

        If a fundamental change (as defined below) occurs at any time prior to the final redemption date, then each holder of convertible preferred shares shall have the right, at such holder's option, to require us to repurchase all of such holder's convertible preferred shares, or any portion thereof, for cash on a date designated by us, which we refer to as the fundamental change repurchase date, that is not less than twenty (20) nor more than thirty (30) days after the date notice is given in respect of such fundamental change at a repurchase price per share equal to 100% of the liquidation preference of the convertible preferred shares to be repurchased, plus an amount equal to any accumulated and unpaid distributions not included in the liquidation preference up to, but excluding, the fundamental change repurchase date. Notwithstanding the foregoing, if a fundamental change repurchase date is after a distribution record date but on or prior to the corresponding distribution payment date, the full amount of accumulated and unpaid distributions on such distribution payment date will be paid to the holder of record at the close of business on the corresponding distribution record date. Notwithstanding the foregoing, no convertible preferred shares may be surrendered for repurchase in connection with a merger, consolidation, conversion or other transaction effected solely for the purpose of changing our jurisdiction of organization to any other state within the United States.

        Before the fifteenth (15th) day after the occurrence of a fundamental change, we will mail or cause to be mailed to all holders of record on the date of the fundamental change a fundamental change notice of the occurrence of such fundamental change, of the repurchase right at the option of the holders arising as a result thereof and the fundamental change conversion date.

        Each fundamental change notice shall specify (A) the circumstances constituting the fundamental change, (B) the fundamental change repurchase date, (C) that, if the holder desires to exercise its repurchase right, the holder must do so on or prior to the close of business on the fundamental change repurchase date, which we refer to as the fundamental change expiration time, (D) that the holder shall have the right to withdraw any convertible preferred shares surrendered prior to the fundamental change expiration time, (E) if the convertible preferred shares are then convertible, that convertible preferred shares as to which a option of holder to elects to be repurchased may be converted only if the holder withdraws the election in accordance with the terms of the trust agreement, (F) a description of the procedure that a holder must follow to exercise such repurchase right and to withdraw any surrendered convertible preferred shares, (G) the place or places where the holder is to surrender such holder's convertible preferred shares, (H) the amount of accumulated and unpaid distributions in respect of such holder's convertible preferred shares to the fundamental change repurchase date and (I) the CUSIP number or numbers of the convertible preferred shares, if then generally in use.

        Repurchases of convertible preferred shares shall be made, at the option of the holder thereof, upon delivery to us, prior to the fundamental change expiration time, at the address specified in the applicable fundamental change notice by a holder of a duly completed and executed notice.

        Notwithstanding anything herein to the contrary, any holder electing a repurchase shall have the right to withdraw election at any time prior to the fundamental change expiration time by delivering a written notice of withdrawal to us.

        Convertible preferred shares in respect of which a holder may not be converted on or after the date of the delivery of such election unless such holder withdraws such election.

        For a convertible preferred share to be so repurchased at the option of the holder, we must receive at the address specified in the fundamental change notice a share certificate, if any, in respect of such convertible preferred share duly endorsed for transfer in favor of us, or an affidavit of lost share certificate in respect thereof together with either, at our option in its sole discretion, an indemnity agreement or indemnity bond, together with the notice of election duly completed and such convertible preferred share duly endorsed for transfer, on or before the fundamental change expiration time. All questions as to the validity, eligibility (including time of receipt) and acceptance of any convertible preferred share for repurchase shall be determined by us, the determination of which shall be final and binding absent manifest error.

        An election to have convertible preferred shares repurchased may be withdrawn by means of a written notice of withdrawal delivered to the address specified in the fundamental change notice at any time prior to the fundamental change expiration time, specifying:

  (i)
  the convertible preferred shares with respect to which such notice of withdrawal is being submitted;

  (ii)
  the certificate number, if any, of the convertible preferred shares in respect of which such notice of withdrawal is being submitted; and

  (iii)
  the amount of convertible preferred shares, if any, that remain subject to the original election.

        At our election, we may, prior to the fundamental change repurchase date, irrevocably deposit an amount of money sufficient to repurchase all the convertible preferred shares to be repurchased on the fundamental change repurchase date in trust for the holders thereof with a bank or trust company, in which case the fundamental change notice will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the offer to purchase and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the fundamental change repurchase date against payment of the purchase price therefore, including all accumulated and unpaid distributions to such fundamental change repurchase date. Any moneys so deposited which remain unclaimed by the holders of the convertible preferred shares at the end of two years after the fundamental change repurchase date will be returned by such bank or trust company to us.

        If on the business day immediately following the fundamental change repurchase date we, or such other bank or trust company, hold money sufficient to repurchase all of the convertible preferred shares that are to be purchased as of the fundamental change repurchase date, then, on and after such date, (i) such convertible preferred shares will cease to be outstanding, (ii) distribution on such convertible preferred shares will cease to accumulate, and (iii) all other rights of the holders of such convertible preferred shares will terminate, other than the right to receive the repurchase price upon delivery of the convertible preferred shares.

        A fundamental change means the occurrence of any of the following: (A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets, determined on a consolidated basis, to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (B) the adoption of a plan the consummation of which would result in our liquidation or dissolution, (C) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares, (D) during any period of two consecutive years, individuals who at the beginning of such period comprised the board of trustees, together with any new trustees whose election by such board of trustees or whose nomination for election by the shareholders was approved by a vote of 66 2/3% of our trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of trustees then in office, or (E) the common shares cease to be listed on a national securities exchange or quoted on an over-the-counter market in the United States.

        Notwithstanding the foregoing, in the event any fundamental change would constitute the payment of a distribution or a liquidation, dissolution or winding up, then the payment by us to any holder of convertible preferred shares upon a fundamental change shall be subject to the rights of all holders of all other of our shares ranking on parity with the convertible preferred shares as to the payment of distributions or rights upon our liquidation, dissolution or winding up, to receive payment on parity with the convertible preferred shares.

        Notwithstanding anything to the contrary contained herein, no redemption or repurchase pursuant to this section will be made if such redemption or repurchase is restricted or prohibited by law or, except for a permitted redemption, would violate any of our agreements or instruments.

        We will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of convertible preferred shares in the event of a fundamental change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the certificate of designation governing an offer to purchase upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of such compliance.

Voting Rights

        To the extent not prohibited by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the common shares are then traded or quoted, the convertible preferred shares shall be entitled to vote together with the holders of common shares as a single class, together with any other securities issued by us that are entitled to vote together with the common shares with respect to the matter to be voted upon, on all matters that holders of common shares are entitled to vote upon, with each convertible preferred share entitled to such number of votes as is equal to the number of whole common shares such convertible preferred share would be convertible into as of the record date for any such vote of common shares regardless of whether the convertible preferred share is then so convertible.

        Whenever (i) distributions on any convertible preferred shares are in arrears for six or more quarterly periods or (ii) we fail to pay the redemption price on any redemption date, in each case, subject to the provisions of and in accordance with the company's Trust Agreement, the holders of a majority in interest of the convertible preferred shares and the holders of any other parity preferred shares upon which like voting rights have been conferred and are exercisable, including, but not limited to, the 4.40% cumulative preferred CRA shares, if applicable, voting together as a single class with all other parity preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to nominate and elect two trustees to our board of trustees for a one-year term. In exercising their rights to nominate and elect such trustees, the holders of the convertible preferred shares shall comply with all requirements as to the composition of the board of trustees set forth in the Trust Agreement, including any certificates of designation, and our bylaws. During the period of any such arrearage, the board of trustees shall increase the size of the board of trustees by two members to accommodate the two additional trustees. Upon the cure of such arrearage, the two additional trustees shall immediately cease to be trustees and the size of the board of trustees shall be reduced by two members. Such election shall be held at a special meeting of such shareholders and at each subsequent annual meeting until all arrearages and the distributions on the convertible preferred shares and such other preferred shares have been fully paid or a sum sufficient for the full payment thereof has been irrevocably set apart. Vacancies for trustees elected by holders of the convertible preferred shares and such other preferred shares shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by the holders of a majority of the outstanding convertible preferred shares and such other preferred shares voting together as a single class. A trustee elected by the holders of convertible preferred shares and such other preferred shares may be removed with or without cause only by the holders of a majority of the outstanding convertible preferred shares and such other preferred shares voting together as a single class. Trustees elected by the holders of the convertible preferred shares shall not be divided into the classes of the board of trustees and the term of office of all trustees elected by the holders of convertible preferred shares will terminate immediately upon the termination of the rights of the holders of convertible preferred shares to vote for trustees and upon such termination the total number of trustees constituting the entire board of trustees will automatically be reduced by two. Holders of convertible preferred shares shall be entitled to one vote per share, provided that if one or more additional classes of parity preferred shares is entitled to vote along together with the holders of the convertible preferred shares, including, without limitation, the 4.40% cumulative preferred CRA shares, if applicable, then the holders of each class of shares will have voting rights proportional to the relative amounts of liquidation preference and accumulated and unpaid distributions outstanding in respect of each class.

        So long as any convertible preferred shares remain outstanding, we may not, without the affirmative vote or consent of the holders of at least a majority of convertible preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of our shares ranking, with respect to the payment of distributions or rights upon our liquidation, dissolution or winding up, senior to the convertible preferred shares, or reclassify any authorized shares into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of our trust agreement or the convertible preferred shares, whether by merger or consolidation, which we refer to as an event, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such convertible preferred shares or the holders thereof; provided, however, with respect to the occurrence of any of the events set forth in (ii) above, so long as convertible preferred shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event, we may not be the surviving entity, the occurrence of any such event will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of such convertible preferred shares or the holders thereof; and provided, further, that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other preferred shares, or (y) any increase in the amount of authorized convertible preferred shares or 4.40% cumulative preferred CRA shares, in each case ranking, as to payment of distributions, or rights upon our liquidation, dissolution or winding up, on a parity with or junior to the convertible preferred shares, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        So long as any convertible preferred shares remain outstanding, we may not, without the affirmative vote or consent of the holders of at least a majority of convertible preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, incur any indebtedness or issue any capital stock, the incurrence or issuance of which would cause a default in the "Consolidated EBITDA to Fixed Charges Ratio" covenant contained in Section 10.15 of the Revolving Credit and Term Loan Agreement, dated as of December 27, 2007, by and among us and Centerline Capital Group Inc., as borrowers named therein, and certain entities named therein as guarantors, Bank of America, N.A. and other entities party thereto from time to time as lenders, and Bank of America, N.A., as swingline lender and as administrative agent on behalf of the lenders, as the same may be amended from time to time, assuming for purposes of this paragraph that the ratio of consolidated EBITDA (as defined in the credit agreement) to Fixed Charges (as defined in the credit agreement) required to be maintained is measured for the period of the last 12 months then ending and is required to be equal to or greater than 1.5 to 1.0.

Tax Matters

        We have been and, although it is not free from doubt, are properly treated as a partnership for federal income tax purposes and thus generally are not subject to federal income taxation and subject to certain assumptions, qualifications and limitations, the holders of our convertible preferred shares offered hereby will be treated as partners in such partnership, and the portion of our income allocable to our convertible preferred shares that represents tax exempt income, if any, should be excluded from gross income for purposes of federal income taxation. See "Material U.S. Federal Income Tax Consequences."

Transfer Agent

        Computershare Trust Company, N.A. will act as the transfer agent with respect to the convertible preferred shares offered hereby.

DESCRIPTION OF OUR SHARES

        The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

Overview

        Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 160,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

        As of the record date, our issued and outstanding shares of beneficial interest (and their common share equivalents) consist of the following:

Name of Security	Number of Shares Outstanding		Common Share Equivalents(1)
Common Shares	50,630,108		50,630,108
Restricted Common Shares	2,028,868		2,028,868
Convertible Community Reinvestment Act Preferred Shares	998,336		933,567
Series A Convertible Community Reinvestment Act Preferred Shares	5,553,734	(2)	5,553,734
4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1	2,160,000	(3)	3,904,554
Convertible Preferred Shares	11,216,628		12,208,177

(1)
The common share equivalents of a security are the number of whole common shares, as of the record date, that are issuable upon the conversion, exercise or exchange of such securities.

(2)
Only 5,283,172 are convertible into common shares. However, all series A convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of the rights offering. See "Description of our Preferred Shares—Community Reinvestment Act Preferred Shares", below.

(3)
Only 1,060,000 are convertible into common shares. However, all series 4.40% cumulative perpetual convertible community reinvestment act preferred shares are treated as if they convert into common shares for the purposes of the rights offering. See "Description of our Preferred Shares—4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1", below.

        Three of our subsidiaries, Centerline Equity Issuer Trust, Centerline Capital Company LLC, and Centerline Investors I LLC, have also issued equity. See "Description of our Subsidiaries' Outstanding Equity," below. The following table shows, as of the record date, the outstanding equity securities of two of these subsidiaries, Centerline Capital Company LLC, and Centerline Investors I LLC, which have issued securities that are convertible into our common shares (the equity interests in Centerline Equity Issuer Trust are not convertible into our common shares):

Name of Security	Issuer	Number of Shares Outstanding	Common Share Equivalents(1)
Special Common Units	Centerline Capital Company LLC	14,297,585	14,297,585
Special Common Interests	Centerline Investors I LLC	267,755	267,755

(1)
The common share equivalents of a security are the number of whole common shares, as of the record date, that are issuable upon the holder's election to exchange such securities, assuming the managing member of either Centerline Capital Company LLC or Centerline Investors I LLC, as the case may be, elects to satisfy such election with common shares rather than cash.

        All of our common shares outstanding are currently listed for trading on the NYSE under the symbol "CHC."

        Subject to the NYSE rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as are established by our board of trustees.

Description of our Common Shares

General

        Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Distributions

        Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

Voting Rights

        Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders. Pursuant to our trust agreement and bylaws, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders. Except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of our common shares and special preferred voting shares exclusively possess all voting power and have been granted the right to vote upon:

  (i)
  the election and removal of our board of trustees;

  (ii)
  our merger, consolidation or conversion and dissolution;

  (iii)
  sale of all or substantially all of our assets; and

  (iv)
  amendment of our trust agreement (except in certain limited circumstances) provided that certain provisions relating to the limitation of liability and indemnification may only be amended prospectively.

Registrar and Transfer Agent

        The registrar and transfer agent for our common shares is Computershare Limited, N.A., P.O. Box 859208, Braintree, MA 02185-9208.

Description of our Preferred Shares

        Other than the convertible preferred shares issued to Related (see "Description of Our 11.0% Cumulative Convertible Preferred Shares, Series A-1"), our outstanding series of preferred shares are as follows:

Community Reinvestment Act Preferred Shares

        We have issued separate series of convertible CRA shares. Our convertible CRA shares are entitled to the same economic benefits as our common shares but were structured to receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of our outstanding series of convertible CRA shares are the same. Our convertible CRA shares initially were intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act.

        Our convertible CRA shares rank:

  (i)
  on parity (pro rata based on the number of shares) with our common shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up; and

  (ii)
  on parity with our 4.40% cumulative preferred CRA shares with respect to CRA Credit allocations, if any.

        Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of:

  (i)
  the payment of distributions payable in our common shares or securities convertible into our common shares,

  (ii)
  the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and

  (iii)
  all other distributions to the holders of our common shares or evidences of our indebtedness or our assets,

holders of our convertible CRA shares will receive, for each convertible CRA share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the holders of convertible CRA shares will also receive two common shares for each convertible CRA share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and holders of convertible CRA shares will be treated the same for federal income tax purposes.

        We entered into seven option agreements, each dated either December 27, 2007 or January 1, 2008, with certain holders of the convertible CRA shares. Pursuant to these option agreements, we have the right to purchase all or a portion of the convertible CRA shares owned by such holders at their original issuance price plus (a) any declared but unpaid distributions for such shares and (b) an amount equal to the distributions we declare for such shares in the quarter prior to the quarter in which we purchase such shares, prorated from the first day of the quarter in which we purchase such shares through the date of purchase. In the event that we have not purchased the shares subject to an option agreement by a certain date (which varies by option agreement), holders of the shares will have the right to sell us all or a portion of their convertible CRA shares at their original issuance price plus (a) any declared but unpaid distributions for such shares and (b) an amount equal to the distributions we declare for such shares in the quarter prior to the quarter in which we purchase such shares, prorated from the first day of the quarter in which we purchase such shares through the date of purchase. In addition, in one of the seven option agreements, the shareholders have relinquished their conversion rights.

4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1

        We have issued, and may in the future issue, separate series of 4.40% cumulative preferred CRA shares. Like the convertible CRA shares, our 4.40% cumulative preferred CRA shares were initially structured to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act.

        The 4.40% cumulative preferred CRA shares rank:

  (i)
  senior to our common shares, convertible CRA shares and all other shares the terms of which acknowledge such ranking, in each case with respect to the payment of distributions and rights upon the company's liquidation, dissolution or winding up;

  (ii)
  on parity with respect to (i) the payment of distributions and rights upon the company's liquidation, dissolution or winding up, the convertible preferred shares and (ii) CRA credit allocations, if any, all convertible CRA shares; and

  (iii)
  junior to the payment of our existing and future liabilities.

        We entered into four option agreements, each dated December 27, 2007, with certain holders of the 4.40% cumulative preferred CRA shares. Pursuant to these option agreements, we have the right to purchase all or a portion of the 4.40% cumulative preferred CRA shares owned by such holders for $50.00 per share plus any accumulated and unpaid distributions. In the event that we have not purchased the shares subject to an option agreement by a certain date (which varies by option agreement), holders of the shares will have the right to sell us all or a portion of their 4.40% cumulative preferred CRA shares for $50.00 per share plus any accumulated and unpaid distributions. In addition, we will increase the annual distribution rate on the 4.40% cumulative preferred CRA shares subject to the option agreements from 4.4% of their liquidation amount to 5.2% of their liquidation amount. In addition, in two of the option agreements, the shareholders have relinquished their conversion rights.

        On or after July 28, 2008, the 4.40% cumulative preferred CRA shares will be convertible into our common shares at the option of the holders thereof at any time at a conversion rate (subject to adjustment for anti-dilution protection) of 1.807664 common shares for each 4.40% cumulative preferred CRA share. The 4.40% cumulative preferred CRA shares are perpetual securities and therefore have no stated maturity. However, on or after July 28, 2008, we may, at our option, redeem the 4.40% cumulative preferred CRA shares for cash, in whole or from time to time in part, upon not less than 30-days notice, at a price equal to their liquidation amount plus any accrued and unpaid distributions. Unless previously redeemed in full, the 4.40% cumulative preferred CRA shares will be subject to remarketing on July 28, 2015 and on each remarketing date thereafter at the lowest distribution rate that, in the judgment of the remarketing agent, will permit the 4.40% cumulative preferred CRA shares to be remarketed at their liquidation amount.

Special Preferred Voting Shares

        Each holder of special common units (described below) holds one special preferred voting share for each special common unit in Centerline Capital Company LLC they received.

        The special preferred voting shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares. We have the right to require that each special preferred voting share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder into cash or our common shares. Other than the payment of the $.01 per share upon redemption of the special preferred voting shares or the liquidation of our company, the special preferred voting shares are not entitled to any distributions or other economic rights.

        The principals of Centerline Capital Company LLC who are now or formerly were trustees of our company entered into a voting agreement which governs the voting of all of their special preferred voting shares, common shares issuable upon exchange of their special common units and any other common shares currently owned or which may be acquired by them in the future. The voting agreement provides that such principals of Centerline Capital Company LLC will (a) vote their common shares or special preferred voting shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election, and (b) not exercise any right as a shareholder of our company to nominate any independent trustee. With the exception of Stephen M. Ross, whose voting agreement remains in effect as long as he beneficially owns any of our special preferred voting shares or common shares, and the principals other than Mr. Schnitzer (whose voting agreements have already terminated), the voting agreement will terminate at the time Mr. Schnitzer is no longer an employee, officer or trustee of our company.

Description of our Subsidiaries' Outstanding Equity

Centerline Equity Issuer Trust—Preferred Shares

        Our subsidiary, Centerline Equity Issuer Trust, which we refer to as Equity Issuer, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $377.5 million.

        We collectively refer to the series A cumulative preferred shares, series A-1 cumulative preferred shares, series A-2 cumulative preferred shares, series A-3 cumulative preferred shares, series A-4-1 perpetual preferred shares and series A-4-2 perpetual preferred shares as the "Series A Shares." We collectively refer to the series B subordinate cumulative preferred shares, series B-1 subordinate cumulative preferred shares, series B-2 subordinate cumulative preferred shares, series B-3-1 subordinate perpetual preferred shares and series B-3-2 subordinate perpetual preferred shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Series A and B Preferred Shares."

        The Series A Shares have been rated "Aaa" by Moody's Investor Service, Inc. ("Moody's") and the Series B Shares have been rated "Aaa" by Moody's. Moody's also assigned an "A2" rating to Equity Issuer based on its portfolio composition, loan performance, coverage ratios, and real estate management experience. There can be no assurance that Moody's will maintain these ratings.

        The Series A and B Preferred Shares are not convertible into common shares of Equity Issuer or our common shares. The Series A and B Preferred Shares had an annual preferred distribution payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by Equity Issuer's board of trustees and only to the extent of Equity Issuer's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions were declared at the stated annualized distribution rate for each respective series.

        As discussed in "Prospectus Supplement Summary—Recent Developments" above, we recently entered into a resecuritization transaction, pursuant to which Equity Issuer transferred substantially all of its mortgage bonds to Freddie Mac in exchange for (a) cash in the amount of $2.283 billion, of which $76 million has been deposited into escrow; (b) Class A-1 mortgage certificates with a face amount of $377.5 million; and (c) Class B mortgage certificates with a face amount of $140.0 million. The Class A-1 certificates (i) represent a portion of senior interests in the pool of mortgage bonds (other than the substantial user bonds) transferred to Freddie Mac, (ii) have a stated principal amount equal to the outstanding liquidation amount of the Series A and B Preferred Shares and (iii) pay distributions in an amount sufficient to timely pay all distributions on the Series A and B Preferred Shares. The payment of scheduled principal on the underlying mortgage bonds and the interest on such Class A-1 certificates is guaranteed to the holders thereof by Freddie Mac.

        In connection with the resecuritization transaction, we obtained consents to certain amendments to the terms of the Series A and B Preferred Shares, including a change to the distributions on the Series A and B Preferred Shares. As a result, distributions are now restricted based on "Monthly Net Income," rather than "Quarterly Net Income" as was mandated by the Trust Agreement. In addition, net income is now determined on a cash, rather than accrual, basis. The reason for the amendment was to permit distributions to be paid on the Series A and B Preferred Shares on a monthly basis, which corresponds to the distribution dates on the Class A-1 certificates.

        The amendments also required Equity Issuer to own Class A-1 certificates in a principal amount not less than the liquidation amount of the Series A and B Preferred Shares outstanding. This amendment was designed to protect the holders of the Series A and B Preferred Shares by assuring that, barring the occurrence of a Freddie Mac default, there will always be a sufficient amount of assets underlying the outstanding Series A and B Preferred Shares.

        The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions, certain voting rights and, with respect to the Series A Preferred Shares, the liquidation amount per share. The following chart summarizes some of the differences:

Series	Issue Date	Number of Shares	Distribution Commencement Date	Annual Preferred Dividend Rate	Initial Remarketing Date	Per Share/Aggregate Liquidation Amounts (in thousands)
A	June, 1999	45	July, 1999	6.625%	July, 2009	$2,000/90,000
A-1	July, 2000	48	October, 2000	7.100%	July, 2009	500/24,000
A-2	October, 2001	62	January, 2002	6.300%	July, 2009	500/31,000
A-3	June, 2002	60	July, 2002	6.800%	November, 2014	500/30,000
A-4-1	May, 2004	60	July, 2004	5.750%	May, 2015	500/30,000
A-4-2	May, 2004	58	July, 2004	6.000%	May, 2019	500/29,000

        Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 Preferred Shares, and each holder of the Series A-3 Preferred Shares, will be required to tender its shares to Equity Issuer for mandatory repurchase on July 15, 2049 and November 15, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series A-4-1 Preferred Shares and Series A-4-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

        The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of Equity Issuer, senior to the Series B Shares and all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our convertible CRA shares and our 4.40% cumulative preferred CRA shares, and any other of our preferred shares.

        The Series B Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions and certain voting rights. The following chart summarizes some of the differences:

Series	Issue Date	Number of Shares	Distribution Commencement Date	Annual Preferred Dividend Rate	Initial Remarketing Date	Per Share/Aggregate Liquidation Amounts (in thousands)
B	July, 2000	110	October, 2000	7.600%	December, 2010	$500/55,000
B-1	October, 2001	37	January, 2002	6.800%	December, 2010	500/18,500
B-2	June, 2002	50	July, 2002	7.200%	November, 2014	500/25,000
B-3-1	May, 2004	50	July, 2004	6.000%	May, 2015	500/25,000
B-3-2	May, 2004	40	July, 2004	6.300%	May, 2019	500/20,000

        Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 Preferred Shares and each holder of the Series B-2 Preferred Shares will be required to tender its shares to Equity Issuer for mandatory repurchase on December 15, 2050 and November 15, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series B-3-1 Preferred Shares and Series B-3-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

        The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Issuer, senior to all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our convertible CRA shares and our 4.40% cumulative preferred CRA shares, any other of our preferred shares, and junior to the Series A Shares.

        Equity Issuer is subject to, among others, the following covenants with respect to the Series A and B Preferred Shares:

Tax-exempt interest and distributions

        Equity Issuer may only acquire investments, other than investments acquired pursuant to a certain preferred trust contribution agreement, that it reasonably believes, based upon the unqualified opinion of nationally recognized bond counsel, will generate interest and distributions excludable from gross income for federal income tax purposes. Equity Issuer will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

Leverage

        Equity Issuer will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation.

Failure to pay distributions

        If Equity Issuer has not paid in full 18 consecutive monthly distributions on the Series A and B Preferred Shares, Equity Issuer is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to Equity Issuer, us, or our subsidiaries or affiliates.

Allocation of Taxable Interest Income and Market Discount

        Equity Issuer will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where Equity Issuer acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

Limitation on Issuance of Preferred Equity Interests

        Equity Issuer may not issue any preferred equity interests.

Centerline Capital Company LLC—Special Common Units

        In connection with our acquisition of Centerline Affordable Housing Advisors LLC, Centerline Capital Company LLC issued interests in the form of "special common units".

Features of the special common units

        The features of the special common units are as follows:

  (i)
  the special common units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders;

  (ii)
  any exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date CCG and Centerline Capital Company LLC receive a notice of exchange;

  (iii)
  CCG may choose, at its sole discretion, to satisfy any exchange right by exchanging the special common units for our common shares on a one-to-one basis, in lieu of cash;

  (iv)
  CCG will cause Centerline Capital Company LLC to pay distributions to the holders of special common units at the same time as, and only if, we pay distributions to our common shareholders; and

  (v)
  distributions paid to the holders of special common units will consist only of taxable income.

Distributions on the special common units

        Holders of special common units are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which at the time of issuance to the holders of the special common units consisted of substantially tax-exempt income, distributions payable to holders of the special common units consist of taxable income. In order to take into account the difference in tax treatment, the distributions on the special common units equaled our per common share dividend, annualized as of the date of issuance of the special common units, divided by 0.72. Subsequent distributions to the holders of special common units have been, and will continue to be, increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our common shares.

        To the extent that, in any year, Centerline Capital Company LLC does not have sufficient cash flow to pay the entire distribution due on the special common units, CCG has agreed to contribute or to lend to Centerline Capital Company LLC all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at the prime rate and will be payable at the time Centerline Capital Company LLC has sufficient cash flow.

Governance/voting rights

        Holders of the special common units may not take part in the operation, management or control of Centerline Capital Company LLC's business and have limited voting rights with respect to Centerline Capital Company LLC. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following "Capital Transactions" related to Centerline Capital Company LLC should they occur:

  (i)
  the dissolution or liquidation of Centerline Capital Company LLC;

  (ii)
  the sale, assignment, transfer or pledge of assets of Centerline Capital Company LLC outside the ordinary course of business;

  (iii)
  a merger or consolidation with another entity where Centerline Capital Company LLC:

  a.
  is not the surviving entity;

  b.
  issues special common units in connection with the merger or consolidation; or

  c.
  makes any change to the Centerline Capital Company LLC operating agreement or certificate of formation;

  (iv)
  any distribution by Centerline Capital Company LLC (other than cash distributions);

  (v)
  specified transfers of assets and other transactions that would result in recognition of taxable income to the holders of special common units;

  (vi)
  the issuance of additional interests in Centerline Capital Company LLC;

  (vii)
  amend the Centerline Capital Company LLC operating agreement except as expressly permitted by the Centerline Capital Company LLC operating agreement; and

  (viii)
  revocation of the tax elections described in the Centerline Capital Company LLC operating agreement.

  (ix)
  Consent will not be required with respect to any action referred to in clause (ii) or (v) above, if the action is with an unaffiliated third party and at the time of the transaction, Centerline Capital Company distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

        If we decide to sell or dispose of all or substantially all of the company's assets or equity interests (an "Extraordinary Transaction"), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either

  (i)
  entitles the holders of the special common units to retain their special common units,

  (ii)
  provides that our shareholders receive more than 50% of the aggregate value of the consideration to be paid to them in cash or

  (iii)
  occurs more than five years after the closing of the acquisition transaction,

and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

Exchange Rights

        Each holder of special common units entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, CCG may, at its discretion, exchange such special common units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held. At the time of such exchange, we may require such holder to surrender one special preferred voting share for redemption by us for each special common unit being exchanged

Centerline Investors I LLC—Special Common Interests

        In connection with our acquisition of Centerline Investors I LLC ("Centerline Investors") in August 2006, we amended and restated the limited liability company agreement of Centerline Investors to provide for a "special common interest" class of limited liability company interests in Centerline Investors. The amendment also converted the common units of Centerline Investors held by the selling securityholders into a total of 267,755 special common interests.

Features of the special common interests

        The features of the special common interests are as follows:

  (i)
  the special common interests are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders;

  (ii)
  any exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date Centerline A/C Investors LLC (our subsidiary and the holder of all interests in Centerline Investors other than the special common interests) and Centerline Investors receive a notice of exchange;

  (iii)
  Centerline A/C Investors LLC may choose, at its sole discretion, to satisfy any exchange right by exchanging the special common interests for our common shares on a one-to-one basis, in lieu of cash;

  (iv)
  Centerline A/C Investors LLC will cause Centerline Investors to pay distributions to the holders of special common interests at the same time as, and only if, we pay distributions to our common shareholders; and

  (v)
  distributions paid to the holders of special common interests will consist of income taxable in accordance with the distributions received by Centerline Investors from Centerline REIT, Inc.

Distributions on the special common interests

        Holders of special common interests are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike distributions payable to holders of our common shares, which at the time of issuance to the holders of the special common interests consisted of substantially tax-exempt income, distributions payable to holders of the special common interests consist of income taxable in accordance with the distributions received by Centerline Investors from Centerline REIT, Inc. The initial distribution payable on each special membership unit was $1.72 per year, subject to adjustment in the amount of 95% of the percentage increases or decreases in the dividends paid by us on the common shares.

Governance/voting rights

        Holders of the special common interests may not take part in the operation, management or control of Centerline Investors' business and have no voting rights, except that the consent of the holders of the special common interests is required for any change in distribution rights or limited liability of holders of special common interests.

Exchange Rights

        Each holder of special common interests entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common interests for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common interests being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, Centerline A/C Investors LLC may, at its discretion, exchange such special common interests (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common interests, unless a holder owns less than 1,000 special common interests, in which case that holder may exchange the entire amount held.

PLAN OF DISTRIBUTION

        Our rights offering will commence as of the date of this prospectus supplement and will expire at 5:00 p.m., Eastern Time, on April 4, 2008, unless extended by us in our sole discretion. We are making this rights offering directly to holders of our eligible securities as of the close of business on the record date, which is February 4, 2008. The rights are not transferable.

        We will pay Computershare Trust Company, N.A., the subscription agent with respect to the rights, a fee of approximately $25,000 for their services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the subscription agent its reasonable expenses and indemnify them from liabilities they may incur in connection with the rights offering.

        We estimate that our total expenses in connection with the private offering to Related and the rights offering, including registration, legal and accounting fees, will be approximately $1.7 million in the aggregate.

        We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

        Payment for the convertible preferred shares upon exercise of the rights will be considered received when the subscription has been accepted by us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Internal Revenue Code of 1986, as amended, referred to as the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting us or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

        No ruling on the federal, state or local tax considerations relevant to the issuance of the common shares, the debt characterization of the mortgage revenue bonds, the tax-exempt character of interest on certain of the mortgage revenue bonds or other bond-related investments, the classification of us as a partnership, or any other tax issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by our counsel Paul, Hastings, Janofsky & Walker LLP, or Paul Hastings, will be accepted by the IRS or, if challenged by the IRS, sustained in court.

        This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect. You should consult your own tax advisors regarding the federal, state, local and foreign income tax consequences to you prior to purchasing our common shares.

General

Entity status of our company and our subsidiaries

        Each holder of our shares will agree to treat our shares as evidencing a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of regular federal income taxation (but not necessarily alternative minimum taxable income).

        Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest, dividends and other types of passive income. Interest earned by us may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of our gross income. There is no definitive guidance as to the level or type of activity that may, for purposes of clause (b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that we are engaged in a financial business or earn more than 10% of our gross income from such a business or other non-qualifying sources and, therefore, are a publicly traded partnership taxable as a corporation.

        If we in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on our net taxable income, which would exclude our tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from us to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by us. Similarly, if any of our subsidiaries (other than Centerline Capital Group, Inc., Centerline Mortgage Partners Inc., Centerline Servicing Inc. and Centerline Mortgage Capital Inc., which are taxed as corporations) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation

        If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity or portion of an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., Freddie Mac certificates) and the timing of distributions on our equity interests (i.e., common and preferred shares) we believe that we will not be treated as a taxable mortgage pool.

Taxation of Centerline Capital Group, Inc., Centerline Mortgage Partners Inc., Centerline Servicing Inc. and Centerline Mortgage Capital Inc.

        Unlike our other subsidiaries, Centerline Capital Group, Inc., Centerline Mortgage Partners Inc., Centerline Servicing Inc. and Centerline Mortgage Capital Inc. (our "Corporate Subsidiaries") are taxable corporations, and will be required to pay income tax to the extent they have net taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to the Corporate Subsidiaries and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to the Corporate Subsidiaries are determined not to be deductible by those subsidiaries, they could be required to pay additional tax, as well as interest and penalties. Additional tax, as well as interest and penalties, could also be payable by Centerline Capital Group, Inc. if the IRS determined that fees that we paid to Centerline Affordable Housing Advisors LLC (a subsidiary of Centerline Capital Group, Inc.) were less than the amounts that would be payable if Centerline Affordable Housing Advisors LLC was not related to us. In addition, any dividends paid by Centerline Capital Group, Inc. to us will be treated as ordinary income to us to the extent of Centerline Capital Group, Inc.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in Centerline Capital Group, Inc. is sold will result in taxable income to us.

Certain Income Tax Considerations Relating To Our Company And Our Shareholders

Taxation of our company and our shareholders

        A partnership itself is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, we will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income (including tax-exempt income), gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder. Thus, shareholders may be required to report income, without the current receipt of cash, if we do not make sufficient cash distributions while generating taxable income. Consequently, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

        We will file a federal partnership tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our taxable year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expense to us and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "—Tax returns, audits, interest and penalties."

Investment in Real Estate Investment Trusts

        We invest in Centerline REIT, Inc., which has qualified as a real estate investment trust, or REIT, under the Code. In turn, Centerline REIT, Inc. invests in CMBS indirectly through other REITs. The ability of these REITs to maintain such status enables them generally to reduce their taxable income by the amount of dividends paid to shareholders. Qualification as a REIT involves continuing compliance with numerous technical and complex organizational and operational requirements. Such requirements include the amount and timing of distributions to shareholders, the source of income (including the requirement that at least 75% of gross income each year be earned from specified real estate-related sources, such as interest on obligations secured by mortgages on real property), and the diversity and distribution of ownership of shares in the REIT. If any of such REITs fails to satisfy these tests in a given year, and cannot avail itself of a relief provision in the Code that preserves REIT status, it would be taxable on its net income as a regular corporation and would be prohibited from requalifying for REIT status for four taxable years.

        Maintaining REIT status may influence the acquisition or disposition of investments by the REIT, thereby potentially adversely affecting its return on shareholder equity. Even if REIT status is maintained, certain taxes may apply. Dividends paid by a REIT generally do not qualify for the reduced rate of federal income tax for "qualified dividends" from taxable corporations paid to individuals.

Capital gain upon sale of our assets

        We or our subsidiaries may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain assets. Such sale or disposition may result in taxable capital gain or capital loss.

Shareholder's basis in shares

        Your adjusted basis in our shares is relevant in determining the gain or loss on the sale or other disposition by you of our shares and the tax consequences to you of a distribution from us. See "—Treatment of cash distributions to our shareholders from our company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your shares.

        Your initial basis in newly-issued common shares will be the purchase price for the common shares, increased by your allocated items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your allocated items of company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from us.

Treatment of cash distributions to our shareholders from our company

        As a partner in a partnership, you are taxed on the taxable income (and alternative minimum taxable income) allocated to you by us each year, rather than the amount of cash distributions you receive. However, we intend generally to allocate taxable income to our preferred shareholders each year as closely as possible to the cash distributions paid to such preferred shareholders. Note that it is possible that the IRS may challenge our allocations and assert that a different allocation of taxable income should be made.

        Cash distributions generally will decrease your capital account, while allocations of income, including tax-exempt income, will increase your capital account. Therefore, cash distributions generally are treated as a return of capital.

        A return of capital, not accompanied by an allocation of taxable income, generally does not result in any recognition of gain or loss for federal income tax purposes, but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

Limitations on deductibility of losses

        In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of ours to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely-held C corporations may be subject to additional limitations on deducting losses of ours.

Limitation on the deductibility of interest expense

        We expect to derive some revenue, directly or indirectly through our participation in Freddie Mac securitization programs, in the form of tax-exempt interest. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by us on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

        In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of ours comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in tax-exempt obligations during such year. It is uncertain whether an annual average or more frequent adjustments should be used. Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

Other federal income tax considerations

        Ownership of tax-exempt obligations by us may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses

        We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that certain of our expenses may be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to Centerline Affordable Housing Advisors LLC. We treat these fees as earned directly by Centerline Affordable Housing Advisors LLC for services Centerline Affordable Housing Advisors LLC renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

        The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

        An individual shareholder's share of expenses of ours (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder's adjusted gross income and is not deductible for purposes of determining AMT.

Section 754 election

        We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of ours, but may do so in the future. Any such election would not apply to the contribution of cash to us in exchange for our shares.

Backup withholding

        Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If backup withholding were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional shares

        We may issue new shares to additional investors to provide capital for the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties

        We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

        Any shareholder who sells or exchanges a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include:

  (i)
  the names and addresses of the transferor and the transferee,

  (ii)
  the taxpayer identification number of the transferor and, if known, of the transferee and

  (iii)
  the date of the sale or exchange.

        A shareholder will not be required to notify us of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify us of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor as having satisfied this notification requirement.

        In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the Selling Securityholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes

        In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

        Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to us. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of us, and the effects under the tax laws of the states applicable to us and our shareholders.

        The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The SEC allows us to "incorporate by reference" the information that we file with it, meaning we can disclose important business, financial and other information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the following documents which we have filed with the SEC pursuant to the Exchange Act:

  1.
  Our annual report on Form 10-K for the year ended December 31, 2007; and

  2.
  Our current reports on Form 8-K filed on January 3, 2008, January 3, 2008, January 23, 2008, January 28, 2008, January 31, 2008 and March 5, 2008.

        Any statement contained in this prospectus supplement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed prospectus supplement or document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement. The information agent will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071, telephone (shareholders) (866) 745-0267, telephone (brokers) (201) 806-7319. Please request any such information at least five business days in advance of the date on which you expect to make your decision with respect to this offer.

LEGAL MATTERS

        Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel, will pass upon certain matters of Delaware law relating to the validity of the convertible preferred shares and the common shares to be issued upon the conversion of such convertible preferred shares. Material U.S. federal income tax consequences of the rights offering also will be passed upon by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, NE, Suite 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.centerline.com. The information contained in our website is not a part of this prospectus supplement.

        This prospectus supplement is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document. Statements contained in this prospectus supplement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

FINANCIAL INFORMATION

        Set forth below is a reconciliation of net income to CAD, as used under "Prospectus Supplement Summary—Recent Developments—Fourth Quarter and Year-End Financial Results."(1)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)
Net (loss) income	$(59,413)	$7,818	$(60,128)	$41,294
4.4% Convertible CRA Preferred dividends	(1,193)	(1,188)	(4,757)	(4,752)
Interest income yield adjustments	1,836	52	8,991	4,137
Fees deferred for GAAP	5,061	6,612	13,036	30,426
Depreciation and amortization expense	10,966	11,433	45,099	45,395
Write-off of intangible assets	7,226	97	7,226	2,644
Loss on re-securitization of mortgage revenue bonds	77,903	—	77,903	—
Gain on sale of investments	(3,229)	(1,854)	(5,553)	(10,855)
Tax adjustment	2,195	1,898	3,147	2,180
Non-cash compensation	6,190	6,765	21,169	19,348
Difference between subsidiary equity distributions and income allocated to minority interests	(33,508)	(6,031)	(59,543)	(19,243)
Non-cash equity income	5,279	(499)	5,555	(6,253)
Loss on impairment of assets	75	2,338	20,008	5,003
Loss on fair value of derivatives	11,452	6	18,526	208
Other, net	3,958	1,022	4,215	1,498

CAD before cash costs associated with re-securitization of mortgage revenue bonds	$34,798	$28,469	$94,894	$111,030
Re-securitization of mortgage revenue bonds—cash transaction costs	(89,030)	—	(89,030)	—
CAD including costs of re-securitization of mortgage revenue bonds	$(54,232)	$28,469	$5,864	$111,030

(1)
We believe that CAD is helpful to investors in measuring our performance. CAD is the performance measure used by our chief decision-makers to allocate resources among our segments. CAD represents net income (computed in accordance with GAAP), adjusted for:

•
cash fees and other revenues received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as fund sponsorship and credit intermediated fees;

•
the effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates;

•
depreciation and amortization, including write-off of intangible assets;

•
non-cash gains recognized on sale of mortgage loans when servicing rights are retained;

•
losses on sales of loans or repayment of revenue bonds;

•
impairment losses;

  •
  the portion of tax benefit or provision that is not expected to be realized in cash;

  •
  non-cash compensation expenses; and

  •
  the difference between earnings allocated to subsidiary equity in accordance with GAAP and distributions to holders of that equity.

        There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

PROSPECUTUS

CHARTERMAC

Common Shares of Beneficial Interest
Preferred Shares of Beneficial Interest
Debt Securities

        We are CharterMac, a statutory trust created under the laws of the State of Delaware. This prospectus relates to the public offer and sale of our common shares of beneficial interest, preferred shares of beneficial interest and debt securities, which we may offer from time to time in one or more series, with an aggregate public offering price of up to $400,000,000.

        The shares and debt securities that we may issue may be offered, separately or together, in separate series and in amounts, at prices and on terms to be determined at the time of the offering. The specific terms of our shares and debt securities in respect of which this prospectus is being delivered will be set forth in one or more supplements to this prospectus. The debt securities that we may issue may consist of debentures, notes or other types of debt. In the case of preferred shares, the supplement to this prospectus will include the number of preferred shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any public offering price. The supplement to this prospectus will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, our shares and/or debt securities.

        Our shares and debt securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our shares or debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in the applicable supplement to this prospectus. See "Plan of Distribution". No shares or debt securities may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares and/or debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2005.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by our Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common shares, preferred shares or debt securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our Company since the date hereof.

i

FORWARD-LOOKING INFORMATION

        This prospectus and the information incorporated herein by reference contain forward-looking statements. These forward-looking statements are not historical facts, but rather our beliefs and expectations are based on our current expectations, estimates, projections, beliefs and assumptions about our Company and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Some of these risks include, among other things:

  •
  adverse changes in the real estate markets;

  •
  risk of default associated with the revenue bonds and other securities held by us or our subsidiaries;

  •
  interest rate fluctuations;

  •
  our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments;

  •
  the timing and seasonality of our transactional business;

  •
  general and local economic and business conditions; and

  •
  changes in applicable laws and regulations.

        These risks and uncertainties are described in the section captioned "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, that we filed with the Securities and Exchange Commission ("SEC") on March 16, 2004. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

OUR COMPANY

Overview

        We are CharterMac, a statutory trust created under the laws of the State of Delaware. We conduct substantially all of our business through our subsidiaries. Our subsidiaries are in the business of (i) portfolio investing, which primarily includes acquiring and holding federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income; (ii) fund management, which includes sponsoring and managing investment programs and providing credit enhancement through guaranteeing tax credit equity returns and mortgage loans; and (iii) mortgage banking, which includes originating and servicing mortgage loans on behalf of third parties such as the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Government National Mortgage Association ("Ginnie Mac"), the Federal Housing Authority ("FHA"), insurance companies and wall street conduits.

        Through our subsidiaries, we have become one of the nation's leading financial service providers for the real estate industry with a strong core focus on multifamily. We and our subsidiaries offer both capital solutions to developers and owners of multifamily rental housing throughout the country, as well as investment products to institutional and retail investors.

        Our common shares trade on the American Stock Exchange under the symbol "CHC."

Tax Status

        We, and a majority of our investment subsidiaries, are either treated as partnerships or disregarded for federal income tax purposes. Therefore, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. For the year ended December 31, 2003, approximately 92% of our distributions to our shareholders were excludable from their gross income for federal income tax purposes.

Our Management

        We operate our day-to-day activities and select our investments utilizing the services and advice provided by our subsidiary, Related Capital, subject to the supervision and review of our board of trustees. Related Capital's executive management team has an average of 20 years of experience with Related Capital and an average of 25 years in the real estate industry.

Our Offices

        Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 317-5700.

RISK FACTORS

        Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

DESCRIPTION OF OUR SHARES

        The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

Overview

        Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 100,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

        As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of (i) common shares; (ii) two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares (which we refer to collectively as "CRA Shares"); and (iii) Special Preferred Voting Shares. Two of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as "Equity Trust" and CharterMac Capital Company, which we refer to as "CCC", have also issued equity. See "Description of our Preferred Shares and Special Common Units," below. All of our common shares outstanding are currently listed for trading on the American Stock Exchange under the symbol "CHC."

        Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as are established by our board of trustees.

Description of our Common Shares

        General.    Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

        Distributions.    Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

        Voting Rights.    Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders. Pursuant to our trust agreement and bylaws, our common shareholders and holders of special preferred voting shares are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares and special preferred voting shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election and removal of our board of trustees, (ii) our merger, consolidation or conversion and dissolution, (iii) sale of all or substantially all of our assets, (iv) amendment of our trust agreement (except in certain limited circumstances), and (v) the determination to incur financing or leverage in excess of that permitted by our trust agreement, provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Registrar and Transfer Agent.    The registrar and transfer agent for our common shares is EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ, 08818.

Description of our Preferred Shares

  Community Reinvestment Act Preferred Shares

        We have issued, and may in the future issue, separate series of CRA Shares. Our CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of our outstanding series of CRA Shares are the same.

        Our CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions "credits" based upon the amount of capital they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our CRA Shares will qualify for credits under the Community Reinvestment Act. Each CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

        Our CRA Shares rank (i) on parity (pro rata based on the number of shares) with our common shares and all other CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up and (ii) pari passu with all other CRA Shares with respect to CRA Credit allocations. Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our CRA shareholders will receive, for each CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA shareholders will also receive two common shares for each CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and CRA shareholders will be treated the same for federal income tax purposes.

  Special Preferred Voting Shares

        In connection with our acquisition of Related Capital, each holder of special common units (described below) acquired one Special Preferred Voting Share (at $.01 per share) for each special common unit in CCC they received.

        The Special Preferred Voting Shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares. We have the right to require that each Special Preferred Voting Share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder into cash or our common shares. Other than the payment of the $.01 per share upon redemption of the Special Preferred Voting Shares or the liquidation of our Company, the Special Preferred Voting Shares are not entitled to any distributions or other economic rights.

        The selling principals of Related Capital who are now trustees of our Company entered into a voting agreement which governs the voting of all of their Special Preferred Voting Shares, common shares issuable upon exchange of their special common units and any other common shares currently owned or which may be acquired by them in the future. The voting agreement provides that such selling principals of Related Capital will (a) vote on any matter requiring a vote of our common shareholders not more than 90% of the voting power represented by the Special Preferred Voting Shares (and any common shares to be issued in exchange for the special common units) for a period of two years; (b) vote their common shares or Special Preferred Voting Shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election, and (c) not exercise any right as a shareholder of our Company to nominate any independent trustee. With the exception of Stephen M. Ross, whose voting agreement remains in effect as long as he owns any of our Special Preferred Voting Shares or common shares, the voting agreement will terminate for each of the remaining four selling principals at the time he or she is no longer an employee, officer or trustee of our Company.

Description of our Subsidiaries' Outstanding Equity

  Charter Mac Equity Issuer Trust—Preferred Shares

        Our subsidiary, Equity Trust, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $377.5 million.

        We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares, Series A-3 Cumulative Preferred Shares, Series A-4-1 Perpetual Preferred Shares and Series A-4-2 Perpetual Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares, Series B-2 Subordinate Cumulative Preferred Shares, Series B-3-1 Subordinate Perpetual Preferred Shares and Series B-3-2 Subordinate Perpetual Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Series A and B Preferred Shares."

        The Series A Shares have been rated "A3" by Moody's Investor Service, Inc. ("Moody's") and the Series B Shares have been rated "Baa1" by Moody's. Moody's also assigned an "A2" rating to Equity

Trust based on its portfolio composition, loan performance, coverage ratios, and real estate management experience.

        The Series A and B Preferred Shares are not convertible into common shares of Equity Trust or our common shares. The Series A and B Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by Equity Trust's board of trustees and only to the extent of Equity Trust's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

        The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions, certain voting rights and, with respect to the Series A Preferred Shares, the liquidation amount per share. The following chart summarizes some of the differences:

Series	Issue Date	Number of Shares	Distribution Commencement Date	Annual Preferred Dividend Rate	Initial Remarketing Date	Per Share/Aggregate Liquidation Amounts (in thousands)
A	June 29, 1999	45	July 31, 1999	6.625%	June 30, 2009	$2,000/90,000
A-1	July 20, 2000	48	October 31, 2000	7.100%	June 30, 2009	500/24,000
A-2	October 9, 2001	62	January 31, 2002	6.300%	June 30, 2009	500/31,000
A-3	June 4, 2002	60	July 31, 2002	6.800%	October 31, 2014	500/30,000
A-4-1	May 14, 2004	60	July 31, 2004	5.750%	April 30, 2015	500/30,000
A-4-2	May 14, 2004	58	July 31, 2004	6.000%	April 30, 2019	500/29,000

        Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 Preferred Shares, and each holder of the Series A-3 Preferred Shares, will be required to tender its shares to Equity Trust for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless Equity Trust decides to remarket the shares on such dates. The Series A-4-1 Preferred Shares and Series A-4-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

        The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of Equity Trust, senior to the Series B Shares and all classes or series of common shares of Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our Preferred Shares, if any.

        The Series B Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions and certain voting rights. The following chart summarizes some of the differences:

Series	Issue Date	Number of Shares	Distribution Commencement Date	Annual Preferred Dividend Rate	Initial Remarketing Date	Per Share/Aggregate Liquidation Amounts (in thousands)
B	July 20, 2000	110	October 31, 2000	7.600%	November 30, 2010	500/55,000
B-1	October 9, 2001	37	January 31, 2002	6.800%	November 30, 2010	500/18,500
B-2	June 4, 2002	50	July 31, 2002	7.200%	October 31, 2014	500/25,000
B-3-1	May 14, 2004	50	July 31, 2004	6.000%	April 30, 2015	500/25,000
B-3-2	May 14, 2004	40	July 31, 2004	6.300%	April 30, 2019	500/20,000

        Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 Preferred Shares and each holder of the Series B-2 Preferred Shares will be required to tender its shares to Equity Trust for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless Equity Trust decides to remarket the shares on such dates. The Series B-3-1 Preferred Shares and Series B-3-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

        The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Trust, senior to all classes or series of common shares of Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our Preferred Shares, if any, and junior to the Series A Shares.

        Equity Trust is subject to, among others, the following covenants with respect to the Series A and B Preferred Shares:

        Tax-exempt interest and distributions.    Equity Trust may only acquire new investments, other than investments acquired pursuant to a certain preferred trust contribution agreement, that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

        Leverage.    Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) Equity Trust is not in default under its trust agreement, (ii) Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

        Failure to pay distributions.    If Equity Trust has not paid in full six consecutive quarterly distributions on the Series A and B Preferred Shares, Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to Equity Trust, us, or our subsidiaries.

        Allocation of Taxable Interest Income and Market Discount.    Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

        Limitation on Issuance of Preferred Equity Interests.    Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. Equity Trust may not issue any preferred equity interests that are equal in rank to the Series A and B Preferred Shares unless certain conditions are met, including that (i) the amount of such newly issued preferred equity interests is limited as follows: (A) with respect to the Series A Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A Shares (including such newly issued interests) may not exceed 25% of the net asset value of Equity Trust and (B) with respect to the Series B Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A and B Preferred Shares (including such newly issued interests) may not exceed 40% of the net asset value of Equity Trust; (ii) Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares to holders; and (iii) there is no default or event of default under Equity Trust's trust agreement.

  Special Common Units

        In connection with our acquisition of Related Capital, CCC issued membership interests in the form of "special common units."

        Features of the Special Common Units.    The features of the special common units are as follows: (a) the special common units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders, the exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date CharterMac Corporation and CCC receives a notice of exchange. CharterMac Corporation may choose, however, at its sole discretion, to satisfy this exchange right by exchanging the special common units for our common shares on a one-to-one basis, in lieu of cash; (b) CharterMac Corporation shall cause CCC to pay distributions to the holders of special common units at the same time as, and only if, we pay distributions to our common shareholders; and (c) distributions paid to the holders of special common units will consist of taxable income.

        Distributions on the special common units.    Holders of special common units are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which consist of substantially tax-exempt income, distributions payable to holders of the special common units consist of taxable income. In order to take into account the difference in tax treatment, the distributions on the special common units equaled our per common share dividend, annualized as of the date of issuance of the special common units, divided by 0.72. Subsequent distributions to the holders of special common units have been, and will continue to be, increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our common shares.

        To the extent that, in any year, CCC does not have sufficient cash flow to pay the entire distribution due on the special common units, we have agreed to contribute or to lend to CCC all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at the prime rate and will be payable at the time CCC has sufficient cash flow.

        Governance/voting rights.    Holders of the special common units may not take part in the operation, management or control of CCC's business and do not have any voting rights. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following "Capital Transactions" related to CCC should they occur: (a) the dissolution or liquidation of CCC; (b) the sale, assignment, transfer or pledge of assets of CCC outside the ordinary course of business; (c) a merger or consolidation with another entity where CCC (1) is not the surviving entity; (2) issues special common units in connection with the merger or consolidation; or (3) makes any change to the CCC operating agreement or certificate of formation; (d) any distribution by CCC (other than cash distributions); (e) specified transfers of assets and other transactions that would result in recognition of taxable income to the holders of special common units; (f) the issuance of additional interests in CCC; (g) amend the CCC operating agreement except as expressly permitted by the CCC operating agreement; and (h) revocation of the tax elections described in the CCC operating agreement.

        Consent will not be required with respect to any action referred to in clause (b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CCC distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

        If we decide to sell or dispose of all or substantially all of our Company's assets or equity interests (an "Extraordinary Transaction"), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either (a) entitles the holders of the special common units to retain their special common units, (b) provides that our shareholders receive more than 50% of the aggregate value of the consideration to be paid to them in cash or (c) occurs more than five years after the closing of the acquisition transaction, and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

        Exchange Rights.    Each holder of special common units entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, CharterMac Corporation may, at its discretion, exchange such special common units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held. At the time of such exchange, we may require such holder to surrender one Special Preferred Voting Share for redemption by us for each special common unit being exchanged.

DESCRIPTION OF OUR DEBT SECURITIES

        We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

        The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 29 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"on page 30 of this prospectus.

General

        The debt securities will be direct obligations of our Company, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The debt securities will be issued under one or more indentures in the form filed as an exhibit to the Registration Statement of which this prospectus is a part (the "Form of Indenture"). As provided in the Form of Indenture, the specific terms of any debt security issued pursuant to an indenture will be set forth in one or more supplemental indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates (the "Supplemental Indentures" and each a "Supplemental Indenture"). Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between us and a trustee (an "Indenture Trustee"), which may be the same Indenture Trustee, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such debt securities.

        Capitalized terms used herein and not defined shall have the meanings assigned to them in the Form of Indenture, as such terms may be modified as set forth in a prospectus supplement with respect to the offering of our debt securities.

Terms

        The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of our Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Securities, as described under "—Subordination." The particular terms of the debt securities offered by us will be described in one or more supplements to this prospectus, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

        Except as set forth in any prospectus supplement, our debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by our Company or as set forth in the applicable Indenture or in one or more Supplemental

Indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

        The Form of Indenture provides that we may, but need not, designate more than one Indenture Trustee thereunder, each with respect to one or more series of debt securities. Any Indenture Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities and a successor Indenture Trustee may be appointed to act with respect to such series. If two or more persons are acting as Indenture Trustee with respect to different series of debt securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Indenture Trustee under the applicable Indenture.

        The following summaries set forth certain general terms and provisions of the Indenture and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

          (1)   The title of such debt securities and whether such debt securities are secured, unsecured, Senior Securities or Subordinated Securities;

          (2)   The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (3)   The price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

          (4)   If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

          (5)   The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

          (6)   The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (7)   The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8)   The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us with respect to such debt securities and the applicable Indenture may be served;

          (9)   The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

          (10)   Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11)   If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12)   Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13)   Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

          (14)   Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15)   The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16)   Whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

          (17)   Any deletions from, modifications of or additions to the events of default or covenants of our Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such debt securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

          (18)   The provisions, if any, relating to the security provided for such debt securities; and

          (19)   Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

        If so provided in the applicable prospectus supplement, our debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

        Except as may be set forth in any prospectus supplement, neither our debt securities nor the Indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving our Company or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by our Company, any affiliate of our Company or any other party. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of our Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, our debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, our debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated us the for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Indenture Trustee or transfer agent. Except as may be set forth in any prospectus supplement, no service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither we nor any Indenture Trustee shall be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or (iii) to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        The applicable Indenture will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than our Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or any obligation of any of our subsidiaries as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Indenture Trustee.

Certain Covenants

        Existence.    Except as permitted under "Merger, Consolidation or Sale of Assets," each Indenture will require us to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that we will not be required to preserve any right or franchise if our board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business by appropriate proceedings.

        Maintenance of Properties.    Each Indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of our Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that our Company and our subsidiaries shall not be prevented from selling or otherwise disposing of our respective properties for value in the ordinary course of business.

        Insurance.    Each Indenture will require us to cause each of our and our subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

        Payment of Taxes and Other Claims.    Each Indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or our subsidiaries' income, profits or property and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require us, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission, (i) to transmit by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders, copies of our annual report, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections; (ii) to file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

        Additional Covenants.    Any additional covenants with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

        Unless otherwise provided in the applicable prospectus supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any debt security of such series; (ii) default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity; (iii) default in making any sinking fund payment as required for any debt security of such series; (iv) default in the performance or breach of any other covenant or warranty of our Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture has been given; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by our Company or any of our subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by our Company or any our subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of our Company or any Significant Subsidiary of our Company; and (vii) any other event of default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

        If an event of default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) we shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

        The Indentures will require each Indenture Trustee to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect to any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

        The Indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

        The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, an Indenture Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

        Within 120 days after the close of each fiscal year, we will be required to deliver to each Indenture Trustee a certificate, signed by one of several of our specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

        Except as may be set forth in any prospectus supplement, modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive covenants of the applicable Indenture.

        Modifications and amendments of an Indenture will be permitted to be made by us and the respective Indenture Trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to our Company as obligor under such Indenture; (ii) to add to the covenants of our Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under an Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

        The Indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof pursuant to the Indenture (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) debt securities owned by us or any other obligor upon the debt securities or an affiliate of our Company or of such other obligor shall be disregarded.

        The Indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable Indenture Trustee, and also, upon request by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

        Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series; (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any Indenture that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

        The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to Subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities ("defeasance") or (ii) to be released from its obligations with respect to such debt securities under the applicable Indenture (being the restrictions described under "—Certain Covenants") or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities ("covenant defeasance"), in either case upon the irrevocable deposit by us with the applicable Indenture Trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Indenture Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

        "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        If we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "—Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.

Payment

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

        All moneys paid by us to a paying agent or an Indenture Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such Debt Security thereafter may look only to us for payment thereof.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

TRUST AGREEMENT AND BYLAW PROVISIONS AND
CERTAIN PROVISIONS OF DELAWARE LAW

        The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement.

        Our Board of Trustees.    Our business and affairs are managed by a board of managing trustees. Our board of trustees consists of not less than three nor more than sixteen managing trustees, of which a majority must be "independent", which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our other independent trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. Currently, our board consists of fifteen managing trustees, of which eight are independent. As long as Thomas W. White is on the board of trustees, a majority of the board of trustees by at least one managing trustee must be independent. Upon Thomas W. White's ceasing to serve as a managing trustee for any reason, including by reason of his resignation or removal or otherwise, and at all times thereafter, a majority of the board of trustees by at least two managing trustees must be independent trustees (e.g. if the total number of managing trustees is nine, independent trustees must comprise at least six members of the board of trustees). The total number of managing trustees may be increased or decreased pursuant to the bylaws, but shall never be less than the minimum number, if any, required by the Delaware Act nor more than sixteen.

        Each of our independent trustees is entitled to receive annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee's option, common shares) and common shares having an aggregate value of $25,000, based on the fair market value at the date of issuance, with the option of having the common shares cliff-vest after a three-year period, in addition to an expense reimbursement for attending meetings of the board of trustees. In addition, the chairman of the audit committee will receive an additional $5,000 per year in cash for serving as chairman. Independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees at the discretion of our compensation committee.

        Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our management team to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

        Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee (the "Registered Trustee") solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

        So long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities (a) there must be at least fourteen trustees on our board of trustees, consisting of at least six non-independent trustees and at least eight independent trustees and (b) holders of a majority of the outstanding special voting preferred shares will have the right, in lieu of our board of trustees (or nominating committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

        Additional Classes and Series of Shares.    Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

        Staggered Board.    Our trust agreement provides that our board of trustees has three classes of managing trustees. The terms of the first, second and third classes will expire in 2007, 2005 and 2006, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

        Advance Notice of Managing Trustee Nominations and New Business.    Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

        Term and Dissolution.    We have perpetual existence, but may be dissolved at an earlier date (i) upon the recommendation of our board of trustees and the approval of shareholders by majority vote and (ii) by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

        Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries) and then to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

        Voting Rights of our Shareholders.    Our shareholders have no right to participate in the control of our business. However, our common shareholders and special preferred voting shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

  •
  the election of our board of trustees;

  •
  the determination to incur financing or leverage in excess of that permitted by our trust agreement;

  •
  the removal of our board of trustees;

  •
  merger, consolidation or conversion and dissolution of our Company;

  •
  sale of all or substantially all of our assets; and

  •
  amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Amendments to our Trust Agreement.    In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares and special preferred voting shares then outstanding and entitled to vote thereon.

        Meetings.    We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

        Borrowing Policies.    Our trust agreement permits us to only incur financing or leverage of up to 50% of our total market value (calculated at the time any additional financing or leverage is incurred). Our trust agreement defines "total market value" as the greater of (i) the sum of (a) the aggregate market value of our outstanding shares (including, without limitation, our common shares and preferred shares), and (b) our total leverage or (ii) the aggregate value of our assets as determined by Related Capital based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion. In light of a recently announced accounting standard which requires certain financial instruments (including Equity Trust's preferred shares) to be presented as liabilities that were previously presented as equity, we recently amended the definition of leverage or other financing to carve-out Equity Trust preferred shares issued prior to November 17, 2003 from the definition of financing or leverage. The definition now provides that preferred equity securities issued by us or our subsidiaries and outstanding as of November 17, 2003 (which include Equity Trust preferred shares issued prior to that date) are not deemed to be "financing or leverage" for purposes of determining the 50% leverage limitation.

        Indemnification and Limitation of Liability.    The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

        The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

        Our trust agreement requires us to indemnify our present and former managing trustees, among others (any such person, an "indemnified party"), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

        Additionally, our trust agreement requires us to indemnify the Registered Trustee and its affiliates, and their respective officers, directors, employees, agents and representatives, (collectively, the "registered trustee persons") against any and all claims or liabilities (including any environmental liabilities) for which any such person may become liable by reason of the Registered Trustee's acting in such capacity under our trust agreement or arising out of or connected with (i) our Company, (ii) our trust agreement, (iii) any breach of duty owed to us or our shareholders by a third party or (iv) any violation or alleged violation of federal or state securities laws. We shall not indemnify such persons for liabilities resulting from such persons' own fraud, gross negligence or willful misconduct. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the registered trustee person of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former registered trustee person who served a predecessor of our Company in such capacity.

        We have obtained a liability insurance policy for our trustees and officers, as well as the trustees and officers of our subsidiaries.

        Liability of Shareholders.    We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

        In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

        The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

        In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

USE OF PROCEEDS

        Unless otherwise described in a supplement to this prospectus, we expect to use the net proceeds of the sale of our shares and debt securities primarily to acquire additional revenue bonds and other investments, in each case, as described in detail in the prospectus supplement depending upon the circumstances at the time of the related offering, and for other general trust purposes. Any specific allocation of the net proceeds of an offering of shares and debt securities to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

PLAN OF DISTRIBUTION

        We may sell our securities in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our securities, will set forth the terms of the offering of our securities, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

        Our securities may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our securities. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

        In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against and contribution toward certain liabilities, including liabilities under the Securities Act.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        In order to comply with the securities laws of certain states, if applicable, our securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

        Certain legal matters and the validity of the debt securities have been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the common shares and preferred shares and certain matters relating to the debt securities have been passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

        The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

Year Ended December 31,					Six Months Ended
1999	2000	2001	2002	2003	6/30/04
2.7:1	1.8:1	1.9:1	2.2:1	2.0:1	See Note

        For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interest adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries.

Note:  For the six months ended June 30, 2004, Earnings (as defined in Regulation S-K) were insufficient to cover Combined Fixed Charges and Preference Dividends (also as defined in regulation S-K) by $47.0 million, yielding a ratio of earnings to combined fixed charges and preference dividends of -0.4:1. This shortfall is due to the consolidation of partnerships deemed to be variable interest entities ("VIEs") pursuant to Financial Interpretation 46R ("FIN 46R"). Pursuant to Regulation S-K, the definition of Earnings does not permit the subtraction of amounts allocated to minority interests in consolidated subsidiaries if those subsidiaries incur fixed charges. The inclusion of the VIEs in the consolidated financial statements affected this ratio as follows:

  •
  Combined Fixed Charges and Preference Dividends (which, as defined, totaled $32.7 million) includes VIE interest expense of $6.7 million, although these expenses are paid directly by the VIEs; and

  •
  Earnings (which, as defined, was a loss of $14.3 million) includes VIE operating losses totaling $71.8 million, although such operating losses are currently absorbed by the partners of the VIEs.

EXPERTS

        The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 of CharterMac and the related financial schedule incorporated in this prospectus by reference from our annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares and debt securities offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at <http://www.sec.gov>.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "CHC."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Our Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2003, filed with the SEC on March 16, 2004 and May 7, 2004, respectively (SEC File No. 001-13237);

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 filed with the Commission on August 5, 2004 (SEC File No. 001-13237);

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the Commission on May 10, 2004 (SEC File No. 001-13237); and

  •
  Our Definitive Proxy Statement dated April 30, 2004 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 10, 2004 (SEC File No. 001-13237).

        You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

CharterMac
625 Madison Avenue
New York, New York 10022
Attn: Brenda Abuaf
Telephone requests may be directed to (212) 317-5700.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

        You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

        Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

QuickLinks

  Filed pursuant to Rule 424(b)(5) Registration No. 333-120077
TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
Our Company
Recent Developments
Ratio of Earnings to Fixed Charges and Preferred Dividends
The Convertible Preferred Shares
Voting Power of the Related Group
Questions and Answers About the Rights Offering
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DISTRIBUTION POLICY
THE RIGHTS OFFERING
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1
Number of Additional Shares (per $11.70 liquidation preference of 11.0% Cumulative Convertible Preferred Shares)
DESCRIPTION OF OUR SHARES
PLAN OF DISTRIBUTION
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL INFORMATION
FORWARD-LOOKING INFORMATION
OUR COMPANY
RISK FACTORS
DESCRIPTION OF OUR SHARES
DESCRIPTION OF OUR DEBT SECURITIES
TRUST AGREEMENT AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF DELAWARE LAW
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE